As filed with the Securities and Exchange Commission on August 10, 2004
                                           Registration Number 333-116117


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                                FORM SB-2/A

                           REGISTRATION STATEMENT
                                 UNDER THE
                           SECURITIES ACT OF 1933
                             (Amendment No. 1)



                     Headliners Entertainment Group, Inc.
       _______________________________________________________________
                (Name of Small Business Issuer in its Charter)

     Delaware                            7900                    84-1195628
-------------------------------------------------------------------------------
(State or other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer Incorporation or Organization) Classification Code Number) Identification No.)

                          EDUARDO RODRIGUEZ, CHAIRMAN

                      Headliners Entertainment Group, Inc.
                           501 Bloomfield Avenue
                            Montclair, NJ 07042
                              (973) 233-1233
   -------------------------------------------------------------------------
  (Address and telephone number of Registrant's principal executive offices, principal place of business, and agent for service of process.)
                      _________________________________

                                  Copy to


                            ROBERT BRANTL, ESQ.
                             322 Fourth Street
                            Brooklyn, NY 11215
                            Attorney for Issuer
                              (718) 768-6045
                      _________________________________

     Approximate Date of Commencement of Public Sale: As soon as racticable after the Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                      CALCULATION OF REGISTRATION FEE


                                   Proposed        Proposed
Title of Each                      Maximum         Maximum       Amount
Class of            Amount         Offering        Aggregate     of
Securities To       To Be          Price           Offering      Registration
Be Registered       Registered     Per Share (3)   Price (3)     Fee
------------------------------------------------------------------------------
Common Stock,
$.001 par value     282,200,000(1)   $0.15         $42,330,000   $5,363.22

Common Stock,
$.001 par value      95,333,324(2)   $0.057        $ 5,434,000   $  688.49(4)
                                                                  --------
                                                 Total Fee       $6,051.71(4)


(1)  The amount registered with the initial filing is the sum of
     (a) 2,200,000 shares to be offered by Eduardo Rodriguez, Michael Margolies and Gary Marks (reduced from 8,100,000 registered in the initial filing), (b) 165,000,000 shares which may be acquired from Headliners by The Rodriguez Family Trust and The Margolies Family Trust upon exercise of outstanding warrants and then reoffered by them pursuant to this prospectus, and (c) 115,000,000 shares (reduced from 200,000,000 registered in the initial filing) which is Headliners' estimate of the number of shares that may be issued to Cornell Capital Partners under the Standby Equity Distribution Agreement and then reoffered by Cornell Capital Partners pursuant to this prospectus.

(2) The additional shares being registered with this amendment are the shares that are currently outstanding and are being offered by Selling Shareholders other than Eduardo
     Rodriguez, Michael Margolies, Gary Marks, The Rodriguez
     Family Trust and The Margolies Family Trust.

(3) The proposed offering price is estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), a registration fee of $7,090.77 for registration of 373,100,000 shares was paid on June 3, 2004 based upon $.15, the closing price of the Common Stock reported on the OTC Bulletin Board on June 1, 2004. From that sum, $5,363.22 is being allocated to the 282,200,000 of those shares that remain in this registration statement. Pursuant to Rule 457(c), an additional registration fee of $688.49 for registration of an additional 95,333,324 shares is being paid with this amendment based upon $.057, the closing price of the Common Stock reported on the OTC Bulletin Board on August 6, 2004.

(4) $1,727.55 was paid with the initial filing to register 90,900,000 shares that have since been withdrawn from this registration statement. Pursuant to Rule 457(p), that sum is being offset against the filing fee of $688.49 otherwise due for registration of the 95,933,324 shares added to the registration statement with this amendment.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                 HEADLINERS ENTERTAINMENT GROUP, INC.

                              Common Stock
                           377,533,324 Shares

     Forty-seven shareholders of Headliners Entertainment Group,
Inc. are offering shares of Headliners common stock to the public by means of this prospectus. Forty-four of the selling shareholders currently own 97,533,324 of the shares. Two of the selling share holders hold warrants to acquire up to 165,000,000 shares, which they may then resell to the public by means of this prospectus. One of the selling shareholders, Cornell Capital Partners LP, is party to an equity line agreement with Headliners, and may use this prospectus to resell up to 115,000,000 shares that it may acquire from Headliners pursuant to the equity line agreement.

     Headliners' common stock is quoted on the OTC Bulletin Board under the trading symbol "HLNR.OB."

     The forty-seven shareholders intend to sell the shares into the public market from time to time. The shareholders will negotiate with the market makers for Headliners common stock to determine the prices for each sale. They expect each sale price to be near to the market price at the time of the sale.

       PURCHASE OF HEADLINERS COMMON STOCK INVOLVES SUBSTANTIAL RISK. PLEAE SEE "RISK FACTORS," WHICH BEGINS ON PAGE 6 OF THIS PROSPECTUS.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

             The date of this prospectus is August    , 2004

                              TABLE OF CONTENTS


PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . .-3-
     Summary Financial Information . . . . . . . . . . . . . .-5-

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . .-6-

YOU SHOULD NOT RELY ON
FORWARD LOOKING STATEMENTS . . . . . . . . . . . . . . . . . -11-

DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . -11-

CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . -11-
     Market for the Common Stock . . . . . . . . . . . . . . -13-

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . -13-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS. . . . . . . . -14-

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . -21-

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . -27-
     Executive Compensation. . . . . . . . . . . . . . . . . -28-
     Other Transactions Between Headliners and its Management-31-
     Limitation of Liability and Indemnification . . . . . . -33-

PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . -34-

SELLING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . -35-
     Plan of Distribution. . . . . . . . . . . . . . . . . . -40-

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . -42-

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . -42-

ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . -42-

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . -43-

                           PROSPECTUS SUMMARY

Headliners Entertainment Group, Inc.

     Headliners Entertainment Group, Inc. is a Delaware corporation, which was known as "Rascals International, Inc." until June
1, 2004. Headliners is engaged in the business of owning and/or operating comedy clubs under the trade name "Rascals." One of its current comedy clubs is integrated into a restaurant that Headliners operates in Montclair NJ. The rest of Headliners comedy clubs are located in hotels or entertainment venues operated by unrelated parties.. Headliners also owns a library of comedic performances recorded in its clubs. Headliners licenses this library to distributors for replay or reprint.

     During the two years ended December 31, 2003, Headliners discontinued the operations of all but one of its clubs, and that one had opened in December 2002. Headliners is now developing or acquiring new clubs, still under the "Rascals Comedy Club" tradename. Headliners' roster of clubs now includes:

     *    two clubs (Montclair NJ, Cherry Hill NJ) that
          Headliners owns and operates - the Montclair club includes a full service restaurant;

     * two clubs (Jackson MS, Louisville KY) that Headliners operates as part of entertainment complexes in which Headliners holds a one-third equity interest;

     * one club (Jersey City NJ) that is operated by a licensee from Headliners, which pays a royalty to Headliners for use of its trade name and other intellectual property; and

     * a one-third equity interest in an entertainment complex in Omaha NE that does not include a comedy club.

     The executive offices of Headliners are located at 501
Bloomfield Avenue, Montclair, NJ 07042.  Our telephone number is
973-233-1233.

The Selling Shareholders

     Forty-seven shareholders are using this prospectus to sell shares of Headliners common stock to the public. They acquired the shares directly from Headliners. Included among the Selling
Shareholders are:

     * The three members of Headliners' Board of Directors offering 2,200,000 shares. Headliners issued the shares to them in compensation for their services to Headliners.
     * Five consultants to Headliners offering 15,500,000 shares. Headliners issued the shares to each of them in compensation for their consulting services.
     * Four creditors offering 7,000,000 shares that they received in settlement of claims.
     * JHF Properties LLC, which is offering 7,000,000 shares it received as a partial prepayment of Headliners' obligation to fund the development of an entertainment facility in Hampton Virginia.

     * Thirty-one investors offering 65,833,324 shares that they purchased from Headliners at prices ranging from $.017 to $.03 per share.
     * Two trusts whose beneficiaries are the families of Headliners' two officers. The trusts may use this prospectus to offer up to 165,000,000 shares that they are entitled to acquire by exercising warrants to purchase shares at $.09 per share.
     * Cornell Capital Partners, LP may also use this prospectus to resell to the public up to 115,000,000 shares that it may purchase from Headliners from time to time pursuant to the terms of a Standby Equity Distribution Agreement. The Standby Equity Distribution Agreement gives Headliners a conditional right to sell shares to Cornell Capital Partners at a discount to the market price, which Cornell Capital Partners will then resell to the public using this prospectus. The Agreement permits Headliners' to demand a maximum of $150,000 from Cornell Capital Partners every seven trading days until January 8, 2006 - i.e. a maximum of approximately $7,800,000. At the current market price of $.057, a drawdown of $150,000 would entail the sale of approximately 3,500,000 shares by Headliners to Cornell Capital Partners.

Outstanding Shares

     Headliners has issued only one class of stock: its common stock. On the date of this prospectus there were 152,097,540 shares of common stock outstanding. Of those, 97,533,324 (64%) have been included in this prospectus.

     Two trusts controlled by members of the families of Headliners' two officers hold warrants to purchase up to 165,000,000 shares at a price of $.09 per share. In addition, Headliners has registered 115,000,000 shares in this prospectus that it may sell to Cornell Capital Partners for resale to the public. If the trusts exercise their warrants and all 115,000,000 shares are sold to Cornell Capital Partners, there will be 432,097,540 shares outstanding, of which 377,533,324 (87%) will be offered through this prospectus.

     There are no other significant options, warrants or securities convertible into Headliners common stock outstanding.

Financial Condition

     Since becoming an SEC-reporting company in 2001, Headliners has reported significant losses each year. As a result, at March 31, 2004 Headliners had a working capital deficit of $2,416,670 and negative shareholders equity of $679,521. Its current liabilities on that date totaled $3,538,712 and its liquid assets totaled only $8,938. Headliners' independent auditors stated that Headliners' financial condition "raises substantial doubt about its ability to continue as a going concern," in the auditors' report on Headliners' financial statements for 2003. Since

March 31, 2004 Headliners has raised over $1.5 million in capital by selling its common shares privately; but it has used most of
that capital to fund acquisitions and new construction.   There
fore, Headliners' working capital deficit has not been significantly reduced. Headliners has committed to pay a total of $4,258,000 to acquire a chain of dance clubs and $1,400,000 to build a new dance club/comedy club complex in Hampton VA. In order to obtain the funds needed for those purposes, Headliners will likely need to sell additional equity.

Summary Financial Information

     During 2003 and 2004 Headliners closed the two restaurant/club facilities which had provided over 90% of its revenues throughout Headliners' history. Those facilities have been accounted for as "discontinued operations" and only the net income or loss from their operations and the net gain or loss from their disposal have been included in our Statements of Operations.

     We have derived the information in this table from the financial statements that are at the end of this prospectus. The information for the 1st three months of 2004 and 2003 has not been audited, but, in our opinion, we have made all adjustments necessary for a fair presentation of the financial results for those quarters.

                                            Three         Three
                   Year         Year        Months        Months
Statement of       Ended        Ended       Ended         Ended
 Operations        12/31/03     12/31/02    3/31/04       3/31/03
                                           (Unaudited)   (Unaudited)
--------------------------------------------------------------------
Net Sales          $  264,317  $    25,119   $  34,551    $  116,410
Cost and Expenses     216,025       27,102      61,245       205,490
                    ----------------------------------------------
Gross Profit           48,292       (1,983)    (26,694)      (89,080)

G & A Expense       3,398,455    1,547,836     692,352       143,105
                    -----------------------------------------------
(Loss) from
 Continuing
 Operations       ( 3,518,696)  (1,560,473)   (728,046)     (232,835)
                    ===============================================
Discontinued
 Operations           158,626      143,384      (7,537)       54,329

Net (Loss)        $(3,360,070) $(1,417,089)  $(735,583)   $ (178,506)

Net (Loss)
 Per Share        $     (1.14) $    (27.07)  $   (0.08)   $    (2.47)
                    ================================================

Weighted Average
 # of Shares
 Outstanding        2,953,237       52,359  11,720,862        72,408


Balance Sheet Data   12/31/03                 3/31/04
                                            (Unaudited)
                    ----------              ----------
Working Capital/
 (Deficit)         $(1,155,307)             $(2,416,670)

Total Assets         1,946,699                2,859,191

Shareholders'
 Equity/(Deficit)     (474,208)                (679,521)






                              RISK FACTORS

     You should carefully consider the risks described below before buying our common stock. If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

              I.  Risks attendant to our business

     We may not become profitable.

     Headliners Entertainment Group has incurred substantial operating losses during the past three years. In order to achieve profitability it will be necessary that we either expand operations to a point sufficient to cover overhead or establish new sources of revenue. Failing such developments, it is likely that we will continue to sustain net losses.

     We may be unable to satisfy our current debts.

     Primarily as a result of the operating losses experienced over the past three years, our debts are far in excess of the book value of our assets. At March 31, 2004 our debts totaled $3,525,400, and our liquid assets totaled $8,938. We are engaged in efforts to negotiate compromises and extensions with major creditors. If those negotiations are unsuccessful, however, our business may fail.

     We lack sufficient capital to fully carry out our business plan.

     In order to make our operations cost-efficient, it is necessary that we expand our operations. At the present time, however, our capital resources are sparse. In order to expand our operations, we will need an infusion of capital, since each new club requires a capital investment by Headliners, whether we acquire it or develop it ourselves. Sometimes it is an insignificant investment, as when we license our name and services to outside investors. But often it is a substantial investment, as when we builda new club ourselves. We do not know yet if the equity line of credit that we secured from Cornell Capital
Partners will be adequate to provide us the necessary capital.
If we cannot obtain additional capital, it is unlikely that our business will ever be prosperous.

     The expansion of our business to include dance clubs will increase our need for capital.

     We are currently under contract to acquire the entire equity in ten dance clubs, two of which have been developed in conjunc tion with a Rascals Comedy Club. The contract also provides for the development of an additional dance club/comedy club complex in Hampton VA at a cost of $1.4 million. The parties also contemplate that they will build other such complexes in the coming years. The acquisition, should it occur, and the development of additional clubs will require that Headliners obtain capital, most likely from the capital markets. Those capital-raising activities could have an adverse effect on the market for our common stock.

     Current shareholders may suffer dilution as a result of our financing activities.

     If we are able to sell equity in Headliners Entertainment Group and raise the capital we need to grow, it is almost certain that the sale will occur at a price which is less than the market price for our common stock when the sale occurs. For example, our equity line of credit agreement with Cornell Capital Partners provides that we will sell shares to that entity at a price equal to 98% of the lowest daily volume-weighted average price during the five trading days after we put the shares to them. Because the market price of our shares is volatile, the price at which we sell to Cornell has to date generally been 80% to 90% of the market price on the date we made the put. In addition, we pay fees totaling 8% of the purchase price in connection with each put to Cornell, with the result that we generally obtain only 70% to 80% of the market price for shares we sell to Cornell Capital Partners.

     Other terms may be negotiated with investors which could have the effect of diluting the interest of current shareholders in the equity of Headliners Entertainment Group. For example, the Selling Shareholders included in this prospectus who pur chased their shares for cash paid Headliners prices that ranged from 20% to 50% of the market price when the sales were effected.

     The issuance of shares to Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement and to our officers' family trusts upon exercise of their warrants could increase our outstanding shares by 200%.

     Headliners is party to an Standby Equity Distribution Agreement pursuant to which Headliners may sell stock to Cornell Capital Partners. The maximum sale during any seven trading days is $150,000, and the Agreement terminates on January 8, 2006. Based on the current market price of $.057 and the discount to market of 20% to 30% that Headliners has experienced in selling shares under the Standby Equity Distribution Agreement, Headline rs could issue over 170,000,000 shares to Cornell Capital Part ners during the next 17 months if it demanded the full $150,000 every seven trading days and there was not change in the market price. In fact, the likely result of such a placement would be a steep decline in the market price for Headliners common stock, which would necessitate the issuance of even more common stock if Headliners were to take advantage of the full line of credit.

     In addition, trusts for the benefit of the families of Headliners' two officers hold warrants to purchase 165,000,000 shares of Headliners common stock for $.09 per share. If the 170,000,000 shares, as calculated above, were issued to Cornell Capital Partners and the trusts exercised their warrants, the number of outstanding shares of Headliners common stock would increase by 200%.

     Competition from well-capitalized companies involved in the comedy club business could hinder our growth.

     The comedy club business is dominated by a small number of well-known, well-financed companies. As we seek advantageous locations for our clubs, we may face competition from one or more of these competitors. If one of these well-established competi tors were to make a concerted effort to secure a location, it would be very difficult for us to compete effectively. This may limit our access to business opportunities.

     Liability from lawsuits based on "dram shop" laws could exceed our insurance coverage.

     In most states where Headliners locates clubs, there will be liquor liability ("dram shop") laws. These laws vary from state to state. In general, dram shop laws impose liability on the proprietor of an establishment for damage caused by a customer of the establishment, if the service of alcoholic beverages by the establishment to that customer was a cause of the damage and the establishment service was negligent or otherwise culpable. Since we will serve alcoholic beverages in all of our clubs, we will be subject to the risk that lawsuits arising under dram shop laws could produce judgments that exceed our insurance coverage and imperil our capital.

             II.  Risks attendant to our management

     Our business development would be hindered if we lost the services of our President.

     Eduardo Rodriguez is the President of Headliners Entertain ment Group. Mr. Rodriguez is the only executive employed on a full-time basis by Headliners Entertainment Group. Mr. Rodriguez is responsible for strategizing not only our business plan but also the means of financing it. If Mr. Rodriguez were to leave Headliners Entertainment Group or become unable to fulfill his responsibilities, our business would be imperiled. At the very least, there would be a delay in the development of Headliners Entertainment Group until a suitable replacement for Mr. Rodriguez could be retained.

     If our plan to acquire ten dance clubs and develop others is realized, our success will depend on the management skills of the individuals who now manage those dance clubs.

     We are under contract to acquire ten dance clubs and build one additional club. The revenue from those clubs, if we acquire them, will far exceed the revenue we now realize from our comedy clubs. However, neither of our present officers has any experience in the business of operating dance clubs. If we acquire those clubs, we will rely on the two individuals from whom we are acquiring the dance clubs to provide us sound management in the future. If their services became unavailable, or if their management decisions were unsound, it would have a serious adverse effect on our business.

     Headliners Entertainment Group is not likely to hold annual shareholder meetings in the next few years.

     Since it became a public company in 1999, Headliners Enter tainment Group has never held an annual or a special meeting of shareholders. The Board of Directors of Headliners Entertainment Group consists of the same individuals who served in 2000. Management does not expect to hold annual meetings of shareholders in the next few years, due to the expense involved. There fore, any new members of the Board of Directors or any replacements for current members will be nominated and elected by the present members of the Board.

     Related party transactions may occur on terms that are not favorable to Headliners Entertainment Group.

     Two members of our Board of Directors, Eduardo Rodriguez and Michael Margolies, directly and through their families, control 23% of the voting power of Headliners Entertainment Group and have options to acquire 165,000,000 additional shares for a price of $.09 per share. For the foreseeable future, therefore, they will control the operations of Headliners Entertainment Group.
In the past they have been the Managers of limited liability companies that were senior secured creditors of Headliners and that owned the properties where Headliners' New Jersey restaurant clubs operated. They currently lease to Headliners the premises where Headliners new club in Montclair, New Jersey operates. It is possible that they will engage in other transactions with Headliners Entertainment Group. It is unlikely that they will obtain independent confirmation that the terms of such related party transactions are fair. If the terms are unfair to Headline rs Entertainment Group, the transactions could harm our operating results.
                                    -9-

             III.  Risks attendant to the market for our common stock.

     The volatility of the market for Headliners Entertainment
Group common stock may prevent a shareholder from obtaining a fair price for his shares.

     Headliners Entertainment Group at the present time has fewer than 900 shareholders and only a small number of market makers. As a result, the market price for our common stock is volatile, at times moving over 50% in one day. Unless and until the market for our common stock grows and stabilizes, the common shares you purchase will remain illiquid. A shareholder in Headliners Entertainment Group who wants to sell his shares, therefore, runs the risk that at the time he wants to sell, the market price may be much less than the price he would consider to be fair.

     The resale of shares acquired by Cornell Capital Partners from Headliners Entertainment Group may reduce the market price of Headliners' shares.

     Headliners and Cornell Capital Partners are parties to a Standby Equity Distribution Agreement. The agreement provides that Headliners may sell shares to Cornell Capital Partners for up to $30,000,000. We expect that Cornell Capital Partners will promptly resell into the public market any shares it acquires under this arrangement. Since January 2004, when Headliners first sold shares to Cornell Capital Partners under this arrange ment, the market price of Headliners' common stock has fallen by over 82%. Future resales by Cornell Capital Partners may simi larly reduce the market price of Headliners' common stock.

     Headliners Entertainment Group will be quoted on the OTC
Bulletin Board for the immediate future.

     Headliners Entertainment Group does not meet the eligibility requirements for listing on the NASDAQ Stock Market. Until we meet those standards and are accepted into the NASDAQ Stock Market, or unless we are successful in securing a listing on the American Stock Exchange or some other exchange, Headliners Entertainment Group common stock will be quoted only on the OTC Bulletin Board. Such a listing is considered less prestigious than a NASDAQ Stock Market or an exchange listing, and many brokerage firms will not recommend Bulletin Board stocks to their clients. This situation may limit the liquidity of your shares.

     Only a small portion of the investment community will purchase "penny stocks" such as Headliners common stock.

     Headliners' common stock is defined by the SEC as a "penny stock" because it trades at a price less than $5.00 per share. Headliners' common stock also meets most common definitions of a "penny stock," since it trades for less than $1.00 per share. Many brokerage firms will discourage their customers from pur chasing penny stocks, and even more brokerage firms will not recommend a penny stock to its customers. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not consider a purchase of a penny stock due, among other things, to the negative reputation that attends the penny stock market. As a result of this widespread disdain for penny stocks, there will be a limited market for Headliners' common stock as long as it remains a "penny stock." This situation may limit the liquidity of your shares.

     Issuance of common stock and equivalents by Headliners may dilute the value of outstanding shares and reduce the market price of our common stock.

     Throughout the past three years, Headliners has made a number of arrangements with its officers and directors that resulted in a total of 4,783,756 shares of our common stock being issued to them or to their affiliates. In addition, we have also during the same three years satisfied debts and compensated our professional advisors and others by issuing a total of 46,107,820
shares of common stock to them.   Until we have sufficient
capital resources that we can afford to settle all of our debts in cash and to pay cash for all of the services we need, we will continue to issue stock for these purposes. In addition, we hope to sell equity shares in order to obtain the funds necessary to accomplish our business plan. Any or all of these transactions could have the effect of diluting the value of our outstanding shares. In addition, the market for our shares may be adversely affected by the issuance of additional shares.

                       YOU SHOULD NOT RELY ON
                      FORWARD LOOKING STATEMENTS

     This prospectus contains a number of forward-looking state ments regarding our future prospects. Among the forward-looking statements are descriptions of our plans to acquire a chain of dance clubs, our plans to increase the number of Rascals Comedy Clubs, and our plans to develop products using the Headliners library of comedy performances. These forward-looking statements are a true statement of our present intentions, but are neither predictions of the future nor assurances that any of our intentions will be fulfilled. Many factors beyond our control could act to thwart Headliners in its efforts to develop its business, including factors discussed in "Risk Factors" as well as factors
we have not foreseen.   In addition, changing circumstances may
cause us to determine that a change in plans will be in the best interests of Headliners.

                           DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock. We expect to retain future earnings, if any, for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future.

                           CAPITALIZATION

     Our authorized capital stock consists of 500,000,000 shares of common stock and 5,000,000 shares of preferred stock. The Board of Directors is authorized to issue the preferred stock with any rights and preferences that the Board of Directors decides are appropriate.

     There are 152,097,540 shares of our common stock outstanding and no shares of our preferred stock outstanding.

Common Stock

     As a holder of our common stock, you will be entitled to one vote for each share in the election of directors and in all other matters to be voted on by the shareholders. There is no cumula tive voting in the election of directors. Our by-laws require that only a majority of the issued and outstanding shares of common stock must be represented to constitute a quorum and to transact business at a shareholders meeting.

     You will be entitled to receive dividends if the Board of Directors declares dividends. In the event that Headliners is liquidated or dissolved, you will receive a distribution, on a per share basis, of any assets remaining after payment of all liabilities and any preferential payments that must be made to preferred shareholders, if any. You will have no preemptive or conversion rights and you will not be subject to any calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock.

Derivative Securities

     The Rodriguez Family Trust holds a warrant to purchase 90,000,000 shares of our common stock for a price of $.09 per share. The Margolies Family Trust holds a warrant to purchase 75,000,000 shares of our common stock for that same price. The 165,000,000 shares which they may acquire on exercise of their warrants are included among the shares being offered by means of this prospectus.

     Other than the aforesaid warrants, there are no options or warrants for our common stock outstanding. In addition, there are no securities outstanding which are convertible into shares of our common stock. However, whenever Headliners sells shares to Cornell Capital Partners pursuant to their Equity Line of Credit Agreement, Headliners is required to issue common stock warrants to Source Capital Group, Inc. The warrants will permit Source Capital to purchase from Headliners four percent of the number of the number of shares sold to Cornell Capital Partners at the market price on the date the warrants are issued. To date, Headliners has not issued any warrant to Source Capital.

Registrar and Transfer Agent

      The Registrar and Transfer Agent for the common stock is:

                      Interwest Transfer Company, Inc.
                            1981 East 4800 South
                                 Suite 100
                          Salt Lake City, UT 84117

Market for the Common Stock

     Our common stock is listed for quotation on the OTC Bulletin Board under the trading symbol "HLNR.OB." The following table sets forth the bid prices quoted for our common stock on the OTC Bulletin Board during the two years starting January 1, 2002 and ending December 31, 2003 and the first quarter of the current year. We have adjusted all prices to reflect the 1-for-500 reverse split of common stock effected on March 28, 2003.


                                                Bid

         Period:                         High          Low
         ----------------------       ----------   ------------
         Jan. 1, 2002 - Mar. 31, 2002    $ 65.00     $ 35.00
         Apr. 1, 2002 - June 30, 2002    $ 40.00     $ 20.00
         July 1, 2002 - Sep. 30, 2002    $ 25.00     $  5.00
         Oct. 1, 2002 - Dec. 31, 2002    $ 35.00     $  2.50

         Jan. 1, 2003 - Mar. 31, 2003    $  7.00     $  2.00
         Apr. 1, 2003 - June 30, 2003    $  2.99     $  1.01
         July 1, 2003 - Sep. 30, 2003    $  1.55     $   .21
         Oct. 1, 2003 - Dec. 31, 2003    $   .60     $   .14

         Jan. 1, 2004 - Mar. 31, 2004    $   .50     $   .07


     Our shareholders list contains the names of 98 registered shareholders of record. Based on recent requests for materials that we mailed to shareholders, we believe that the number of beneficial shareholders exceeds 800.

                           USE OF PROCEEDS

     Headliners will not receive any of the proceeds from the sale of the shares offered in this prospectus. Headliners will receive cash, however, whenever it sells shares to Cornell Capital Partners pursuant to the terms of the Standby Equity Distribution Agreement. Headliners will also receive $.09 per share if either The Rodriguez Family Trust or The Margolies Family Trust exercises the warrants they hold for common stock.

     Headliners intends to apply the cash that it obtains from Cornell Capital Partners or the Family Trusts to the following uses, listed in order of priority:

         $2,158,000    Completion of purchase of entertainment
                       complexes in Jackson, Louisville and Omaha
         $1,500,000    Reduction of accounts payable
         $1,400,000    Construction of entertainment complex in
                       Hampton VA
         $2,100,000    Purchase of dance club in Tulsa

     Any cash obtained from Cornell Capital Partners or the Family Trusts in excess of the $7,158,000 allocated above will be retained as working capital and applied to further acquisitions or the development of new entertainment facilities.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our Financial Statements and the notes to the Financial State ments, which appear at the end of this prospectus. A summary of the Financial Statements appears in the Prospectus Summary at the beginning of this prospectus.

Results of Operations

     Three Months Ended March 31, 2004 Compared to
     Three Months Ended March 31, 2003

     At the beginning of 2002 Headliners embarked on a new business plan. From its founding in 1984 through 2001, Headliner s' business consisted entirely of the operation of stand-alone restaurant/comedy club facilities: two in New Jersey since the 1980s and one that we operated in Miami, Florida for only a year. In 2002 we began to develop alternative locations for Rascals' comedy by organizing hotel-based clubs and by granting licenses to utilize the name "Rascals." We also began to develop multiple channels of distribution for the comedic entertainment produced in our clubs, such as home video sales and pay-per-view sales.
As the year progressed, however, it became apparent that our efforts in developing and managing these multiple channels of distribution, though profitable, were not cost-effective. These distribution channels that we developed early in 2002 remain in place, and we expect them to be a source of revenue in the future. However, in the third quarter of 2002 we refocused our attention on the development of new Rascals clubs, both hotel-based and licensed. Our focus today is on developing a sufficient number of clubs to achieve an efficient level of operations.

     Recently we have expanded our new direction from hotel-based clubs to clubs in entertainment venues, where a large, pre-existing clientele can be converted into customers of our club. As our first effort in this new type of environment, in December 2003 we signed a ten year lease for 7,000 square feet in the Palisades Center, the second largest retail mall in the United States. Although we did not at that time have the funds needed to build the club, we committed to the lease with the expectation that our Standby Equity Distribution Agreement with Cornell Capital Partners would provide us the necessary capital. We are currently building a 350-seat comedy club in the Palisades Mall that we expect to open later in 2004.

     The most dramatic example of our new focus on entertainment venues is the joint venture we have been conducting since January 2004 with JHF Properties LLC. JHF Properties is the developer of a chain of dance clubs that operate under one of the followings trade names: "Banana Joe's,""Margarita Mama's," "Red Cheetah," "Parrot Beach" or "Cactus Cafe." From January through June 2004 our agreement with JHF Properties provided that Headliners would contribute the cost of developing "mega-entertainment complexes," each consisting of a Rascals Comedy Club and a dance club that would bear one of JHF Properties' tradenames. Under that ar rangement, Headliners contributed $2,240,000 and received a one-third equity interest in the three complexes that were developed:

     * a 30,000 square foot facility in Jackson MS that contains a Rascals Comedy Club and six other entertainment venues involving variations on the themes used by JHF Properties' dance clubs. The Jackson facility is currently grossing an average of $80,000 per week.
     * a dance club in Omaha NE utilizing the JHF Properties tradenames.
     * a 15,000 square foot facility in Louisville, KY that contains a 270 seat Rascals Comedy Club and three other entertainment venues involving variations on the themes used by JHF Properties' dance clubs. The Louisville facility is currently grossing an average of $100,000 per week.

     At the end of June 2004 we entered into a contract with JHF Properties and Paul Butler, the chief executive of JHF Proper ties. The contract provides that we will purchase the remaining two-thirds interest in these three facilities from JHF Properties and Mr. Butler when certain conditions have been satisfied, the most significant of which is their delivery of audited financial statements for those clubs and the seven others subject to another acquisition described below. To complete the purchase we are required to pay $2,158,000 within one week after the date of this prospectus. We anticipate that we will obtain those funds by selling a note to Cornell Capital Partners, to be repaid by puts of common stock under the Standby Equity Distribution Agreement. There is, however, no agreement requiring Cornell Capital Partners to lend money to Headliners.

     The agreement to acquire the remaining interest in the three clubs also contains provisions regarding the construction of a new mega-entertainment complex in Hampton VA. Headliners has committed to pay $1,400,000 to JHF Properties to develop that complex. As a partial advance payment of that obligation, we have issued 7,000,000 shares of common stock to JHF Properties. The shares are being offered by JHF Properties pursuant to this prospectus. The funds received from selling the shares will be a credit against Headliners' commitment to pay $1,400,000 toward the Hampton project.

     At the same time that we contracted to acquire the three newly-developed facilities, we entered into contracts with JHF Properties, Paul Butler and Jon Fields to acquire seven dance clubs that JHF Properties developed in 2003 and currently operates. The contract provides that we will acquire the facilities when certain conditions are met, the most significant of which is the delivery of audited financial statements for those seven clubs and the three new ones. In exchange for the clubs, we have agreed to make 84 weekly payments of $25,000 (a total of $2,100,00
0) and to issue a total of 62,550,000 shares of our common stock to JHF Properties and Messrs. Butler and Fields.

     While we have been undertaking these capital intensive efforts to increase the number of our clubs, we have also been offering licensing arrangements that will increase the numbers of Rascals Comedy Clubs with minimal capital commitment by Headliners. Our first such licensing arrangement permitted our licensee to open a 300-seat "Rascals Comedy Club" in Jersey City, New
Jersey during the first quarter of 2004. Headliners provides the group with its plans and designs for the club, consulted with the group during the development stage, and is providing bookings for a fee. In return, the licensee pays a monthly royalty to Headline rs equal to five percent of its gross receipts throughout the ten-year term of the license. As the Jersey City club is currently grossing $5,000 to $10,000 per week, our revenue from this arrangement will be modest. However, almost all of the revenue flows through to our bottom line, since we have no operational responsibility for the club, and it has been achieved with no capital commitment.

     In 2003 86% of our revenue came from the two New Jersey restaurant-clubs that we have operated since the 1980s. However we closed our restaurant-club in West Orange NJ in the summer of 2003, and closed our restaurant-club in Ocean NJ in May 2004. On our statement of operations for the first quarter of 2004 and the two prior years, therefore, the results of the operations of these two facilities have been summarized as extraordinary items labeled "Discontinued Operations." The "Continuing Operations" reflected on our Statement of Operations consists only of our hotel-based club in Cherry Hill NJ and our video licensing activities.

     The transitions in our business plan have resulted in a marked disparity between revenues and expenses. Our widespread efforts to implement new revenue sources resulted in general and administrative expenses during the first quarter of 2004 of $692,352. The portion of general and administrative expenses that are payable in cash was increased from the three months ended March 31, 2003 ($85,188) to the three months ended March 31, 2004 ($301,244). However, the non-cash expense increased by $333,191, as we incurred $391,108 in "stock based" expenses during the recent quarter.

     In 2004 we expect a number of new revenue sources to contribute to our financial results. The components of revenue in 2004 may include:

        (1) Cherry Hill. We are now realizing approximately $22,000 per month in revenue from our Cherry Hill hotel-based operation. Although this sales level is far lower than the levels we maintained in West Orange or Ocean, we generate it with only one full-time and three part-time employees (compared to dozens at our restaurant-club com-binations). So we are realizing an average monthly profit in Cherry Hill of approximately $13,000.

        (2) Montclair. To replace our West Orange and Ocean restaurant-clubs, in June 2004 we opened a 13,000 square foot restaurant and comedy club in Montclair, New Jersey. The restaurant and bar in our Montclair facility seats 150, and the showroom seats 400. Based on initial operations of that facility, we expect to net approximately $30,000 per month after payment of a monthly
                $10,000 fee to Rascals Montclair, Inc., a corporation owned by Headliners' management which developed the property.

        (3) Jackson, Omaha and Louisville. If we acquire the remaining two-thirds equity interest in the three entertainment complexes that we developed this year with JHF Properties, their results will be added to our statement of operations.
                (If we remain only a one-third equity owner, our interest will be accounted for as an investment.) Since the clubs each opened only in recent weeks, we cannot yet determine the magnitude of revenue and income they will product on an ongoing basis.

        (4) Dance Clubs. If our contract to acquire seven other dance club properties from JHF Properties and its principals closes during 2004, our revenue will be increased significantly by the addition of revenues from those properties. The seven clubs are believed to produce annual revenues in excess of $15 million.

        (5) Palisades Center. We expect this club to open later in the year and to begin to contribute to our revenue in the fourth quarter.

        (6) Home Videos. The first three videos licensed from the Rascals Library were introduced to the market for home videos in July 2003. They are on sale at Best Buy and other national retail chains. To date we have earned approximately $85,000 from this line of business, although sales have been slowing in recent months. Depending on the success of this marketing effort, successive offerings may be made, which could contribute substantially to our operating results.

     These new directions in our operations bode well for the future. Initial results from these ventures, however, are not likely to be profitable due to start-up costs; so 2004 will be a year of transition. Our goal is to return to profitability in 2005.

     Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

     When we began 2003, our attention was focused on our plan to locate Rascals Comedy Clubs in hotels. The results of our hotel-based operations, which commenced in the Fall of 2001, have been
mixed to date.   Our first two clubs, one in Springfield, MA and
one in Phoenix, AZ, have closed. The Springfield club closed after less than 8 months of operations; the Phoenix club closed after 18 months of operations. Each made a modest contribution to our revenue and incurred relatively insignificant losses, as start-up expenses such as marketing offset the initial revenues. We closed the clubs when we determined that their growth rate was falling short of our expectations. However, because we had only a very modest capital investment in either club, we were able to quickly cut our losses without damage to the Company's balance sheet. Our experiences in Springfield and Phoenix, though disappointing, lent support to our rationale for entering into hotel-based relationships. The operations require only a modest capital investment, and the measure of their success can be determined relatively quickly.

     The most tangible result of our focus on hotel-based clubs was the opening in December 2002 of a Headliners club in the prestigious Hilton Hotel in Cherry Hill, NJ. During 2003 the Cherry Hill club contributed $261,677 to our revenue and recorded net income of $8,205. We expect that as the community becomes familiar with the club, we will realize increased attendance as well as sales in the special event market (parties, meetings, etc.) which will make Cherry Hill a more profitable operation.

     The transitions in our business plan during 2002 resulted in a marked disparity between revenues and expenses. Since our new operations were only in their early stages in 2003, we continued to realize over 86% our net sales from our two New Jersey restaurant/ comedy club facilities. Since these clubs have now been closed, the results of their operations have been summarized as extraordinary items titled "Discontinued Operations." Therefore the gross profit of $48,292 that we reported was attributable almost entirely to our Cherry Hill operation, and was not sufficient to support the corporate activities involved in developing our new business plan. These widespread efforts to implement new revenue sources resulted in general and administrative expenses during 2003 of $3,398,455. The portion of general and administrative expenses that are payable in cash was significantly reduced from 2002 ($1,340,969) to 2003 ($999,412). However, the non-cash expense increased by $2,192,176, as we incurred $2,399,043 in expenses for "stock based compensation" during 2003.

Liquidity and Capital Resources

     On October 8, 2003 Headliners signed an Equity Line of
Credit Agreement with Cornell Capital Partners, LP.   This was
replaced on June 2, 2004 by a Standby Equity Distribution Agree ment. The terms of the two agreements are identical except that the latter agreement increased the credit line from $10,000,000 to $30,000,000. The Standby Equity Distribution Agreement provides that during the two years commencing January 8, 2004 Headliners may demand that Cornell Capital Partners purchase shares of common stock from Headliners. Headliners may make a demand no more than once every seven trading days. The maximum purchase price on each demand is $150,000. The Standby Equity Distribution Agreement recites that Headliners may demand from Cornell Capital Partners up to $30,000,000 during its term. However, the limit of $150,000 per demand means that the maximum Headliners can put to Cornell Capital Partners during the term of the Agreement will be approximately $7,350,000. The number of shares that Cornell Capital Partners will purchase after a demand will be determined by dividing the dollar amount demanded by a per share price. The per share price used will be 98% of the lowest daily volume-weighted average price during the five trading days that follow the date a demand is made by Headliners. Cornell Capital Partners is required by the Agreement to pay each amount demanded by Headliners, unless (a) there is no prospectus available for Cornell Capital Partners to use in reselling the shares, (b) the purchase would result in Cornell Capital Partners owning over 9.9% of Headliners outstanding shares, or (c) the representations made by Headliners in the Agreement prove to be untrue.

     During 2004 Headliners has sold a total of 13,815,556 shares to Cornell Capital Partners pursuant to the terms of the Equity Line of Credit Agreement, and received $1,065,000 for those shares. In addition, Cornell Capital Partners has made loans to Headliners, the remaining balance of which totals $3,625,000.
The loans will be satisfied at a rate of $250,000 per week, by Headliners issuing shares to Cornell Capital Partners under the terms of the Standby Equity Distribution Agreement. The number of shares that will be issued in this way will depend on the market price of our common stock from time to time. At the current market price of $.057 it will require approximately 4,500,000 shares to satisfy a $250,000 portion of the loans and nearly 65,000,000 shares to fully satisfy Headliners' obligation to Cornell Capital Partners.

     During June and July 2004 Headliners obtained an additional $1,482,000 by selling a total of 65,833,324 shares of common stock to private investors. The shares were sold at prices ranging from $.01 to $.03 per share, which represented 20% to 50% of the market price of the shares on the dates the sales occurred. Headliners used the greater portion of the proceeds to complete the development of its new restaurant and comedy club in Montclair NJ and to initiate development of its club in the Palisades Center.

     At the present time Headliners has approximately $500,000 in cash on hand. In addition to the ongoing expenses of operating its business, Headliners faces the following cash commitments:

     *  From the funds provided by Cornell Capital Partners,
        Headliners has advanced $2,240,000 to JHF Properties to fund the development of the three mega-entertainment complexes that we have developed jointly with JHF Properties. Our contract with JHF Properties calls for Headliners to contribute an additional $2,158,000 within one week of the date of this prospectus in order to acquire a 100% interest in those three properties. We expect to fund that obligation by additional borrowing from Cornell Capital Partners, but we do not have a binding commitment from Cornell Capital Partners to provide those funds.

     * We have an agreement with JHF Properties to develop a mega-entertainment complex in Hampton VA. Headliners has committed to pay JHF Properties $1,400,000 no later than January 2005 to develop the property. Headliners has issued 7,000,000 shares of common stock to JHF Properties in partial satisfaction of the obligation, as the proceeds realized by JHF Properties from selling those shares will be an offset to Headliners' obligation. At the current market price of $.057, those shares would produce net proceeds of less than $400,000. The issuance of the 7,000,000 shares will initially be recorded on Headliners' balance sheet as an "investment in limited liability company," then converted to "property and equipment" when the Hampton project is completed and title is turned over to Headliners.

     * Our contract to acquire seven other dance clubs from JHF Properties and its affiliates will, if it closes, require us to make 84 weekly payments of $25,000 (a total of $2,100,000). We will also be required to make annual payments to the management of those clubs totaling $1,070,000.

     * We expect to make those payments from the cash flow of the clubs, but will have to obtain outside capital if cash flow is insufficient for that purpose.

     * We are currently building our new club in the Palisades Center in Nyack NY. We expect that completion of the club will require approximately $425,000. For that purpose, we are reserving that amount of our cash now on hand.
         once the club opens, it will require some capital to pay start-up costs until it achieves break-even operations. Our lease for the facilty requires that we pay an annual rental equal to the sum of $119,000 plus 8% of our gross receipts in excess of $1.5 million plus an allocated portion of common area expenses and taxes. However, as the landlord has provided us a rent abatement equal to approximately one year's lease costs, we do not anticipate a significant immediate capital requirement beyond the costs of completing the build-out.

     * In June 2004 we opened our restaurant and comedy club in Montclair NJ. Under a sublease covering that facility as well as our executive offices in the adjacent building, we have committed to pay the costs incurred by the sublessor (which is an entity owned by our two officers) plus
         $10,000 per month. At the current rate of operations of the facility we are able to make those payments and net approximately $18,000 per month.

     * We had over $3.5 million in accounts and notes payable on March 31, 2004. Included in that number is $119,000 that we have booked as a liability to Andrew Freundlich, although the actual liability is now being determined in litigation and may be less. We do not expect that cash flow from operations will, in the near term, effect any significant reduction in our accounts and notes payable. Therefore we will either need to obtain extended payment terms from our creditors or we will have to obtain additional capital to pay those creditors whose debts are most pressing.

     Our immediate short-term needs for capital are critical, therefore. We expect that our relationship with Cornell Capital Partners will enable us to meet those needs. If the funds provided by Cornell Capital Partners are insufficient for our purposes, we will seek other sources of financing. If the necessary financing cannot be obtained, our development plans will be curtailed.

     Once we have passed the current period of rapid expansion, our capital requirements will be much easier to control. Once clubs are established, they either operate profitably or they are closed. So the capital requirements of ongoing operations should not be significant. Our plan is to continue to expand, but at a pace commensurate with available capital and capital commitments, either from equity sources or secured lending sources that should become available once we have a portfolio of assets to offer as collateral.
                                    -20-

Critical Accounting Policies and Estimates

     In preparing our financial statements we are required to formulate working policies regarding valuation of our assets and liabilities and to develop estimates of those values. In our preparation of the financial statements for 2003, there was only one estimate made which was (a) subject to a high degree of uncertainty and (b) material to our results. That was our determination, detailed in Note 9 to the Consolidated Financial Statements, that we should record a valuation allowance for the full value of the deferred tax asset created by our net operating loss carryforward. The primary reason for the determination was our lack of certainty as to if and when Headliners would commence profitable operations.

     We have made no material changes to our critical accounting policies in connection with the preparation of financial state ments for 2003.

Off-Balance Sheet Arrangements

     We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition or results of operations.


                                BUSINESS

     The Business Plan

     Headliners Entertainment Group, Inc. is the successor to a business operation commenced in 1983. Until June 1, 2004, Headliners' corporate name was "Rascals International, Inc." Headliners began with a comedy club and restaurant in West Orange, New Jersey that operated under the trade name "Rascal Comedy Club.". Until 2003 the West Orange "Rascals" and a sister club/restaurant of the same name in the New Jersey resort area of Ocean Township were the source of substantially all of Headliner s' revenue. Nevertheless the success of those clubs in booking and promoting both headliners and rising stars in the field of stand-up comedy made Rascals a name known throughout the comedy industry. Many of today's stars of comedy were helped on their way to fame by appearing at a Rascals Comedy Club. They include talents such as Rosie O'Donnell, Tim Allen, Ray Romano, Chris Rock and Andrew Dice Clay.

     In recent years Headliners has acquired new management, a new business plan, and a new determination to exploit the value of the "Rascals" name as leverage for the growth of our company. Our first effort involved the establishment of a "Rascals Comedy Club" in the Miami area, which copied in essence the operations of our two New Jersey clubs. The expense, however, involved in outfitting a new facility and pushing traffic to a new site exceeded the capacity of our financial resources, and the Miami club was closed in 2000. Spurred on by that experience, however, we have formulated a business plan designed to give Rascals a nationwide presence with a minimum of capital investment. The plan contemplates that we will develop a network of "partners" who recognize the value of the "Rascals" name and our entertain ment offerings in attracting consumers of comedy. In exchange for the opportunity to market to these consumers, our "partners" will provide the other resources necessary to business success.

     The plan to "go national" with the "Rascals" name can be understood in four discernable, albeit interrelated, aspects:

          Embedded Clubs. Recently we expanded our focus to explore the advantages of locating a Rascals Comedy Club in a destination location where there is a pre-established clientele. We are currently constructing a Rascals Comedy Club to open this fall in the Palisades Center in West Nyack, New York, which is the second largest shopping mall in the U.S. We have also jointly developed with JHF Proper ties three entertainment complexes, two of which (Jackson MS and Louisville KY combine a Rascals Comedy Club with dance clubs and other entertainment venues) and one of which (Omaha NE) contains dance clubs only.

          Hotel-Based Clubs. We are underway with a program of establishing "Rascals Comedy Clubs" in premier hotels throughout the U.S. During 2001 we opened a Rascals in the Crowne Plaza Hotel in Phoenix, and another in the Sheraton Springfield at Monarch Place in Springfield, MA. Both of those clubs have since closed. However, since December 2002 we have operated a Rascals Comedy Club in the Hilton Hotel in Cherry Hill, NJ. We are currently in negotiation with hotels in Tucson, Asbury Park, Atlantic City and Easton, PA. In each of these arrangements the hotel will provide the facility (rent-free) and operate the food and beverage service. We provide the show and the promotion only, keep all admission proceeds, and receive a share of the food and beverage gross revenue.

          Licensed Clubs. We have granted a license to an investment group that opened a Rascals Comedy Club in Jersey
     City, New Jersey in the second quarter of 2004.  The Jersey
     City licensee will pay us a five percent of its gross revenue for use of our trade name and assistance in organizing the club, and may also pay us fees if we book entertainment for their club. We intend to pursue similar arrangements nationally.

          The Library. Headliners owns a library of over 200 hours of recorded performances by major comedic entertain ers, such as Tim Allen, Rosie O'Donnell and Drew Carey, made before the comedians became famous. In exchange for the opportunity to appear at Rascals Comedy Club, these enter tainers yielded to Headliners the right to market video recordings of their performances at Rascals. This library of videotapes provides Headliners the raw materials from which we can manufacture a limitless supply of comedy products in every audio-visual medium. For example, "The Rascals Comedy Hour" was offered in 35 million homes on pay-per-view television during 2002, and we expect pay-per-view distribution to recommence in the future. In the Summer of 2003 a major distributor to the home video market commenced marketing the first three VHS titles containing comedy performances recorded at Rascals. In addition, Rascals comedy has also been broadcast on the Internet, and on the in-house television channels in 140,000 Hilton hotel rooms.

     In each of these aspects, our goal is to leverage the "brand-equity" of our Rascals trade name by joining forces with another entity which will underwrite the capital-intensive aspects of marketing comedy, such as site construction, publicity or distribution. We believe that in this way we can achieve a national presence for the Rascals name with a modest capital investment.

     Embedded Clubs

     The concept of the "embedded club" is aimed at attracting customers for our comedy by offering them a richer entertainment experience. The combined restaurant and comedy club facilities that we operated for most of our history represented a first level of the embedded club. Today we are exploring a broad variety of environments in which a Rascals Comedy Club would achieve marketing synergy with other entertainment venues.

     During 2004 we have opened four new facilities representing embedded clubs: our restaurant and comedy club in Montclair NJ and the three entertainment complexes we developed with JHF Properties in Jackson MS, Omaha NE and Louisville KY. We are currently constructing a club in the Palisades Center in West Nyack NJ that we expect to open in the fall of 2004. The Rascals Comedy Club in the Palisades Center will be located amidst a complex of restaurants, so we will provide beverage service only. We have also contracted with JHF Properties to develop a fourth entertainment complex, this one in Hampton VA.

     The properties that we own jointly with JHF Properties are managed by JHF Properties. Our role in management is limited to booking the comedy entertainment, marketing the comedy clubs, and participating in supervision of the employees of JHF Properties that are involved in the operations of the comedy clubs. If our contracts to acquire the entirety of these properties close, we will be responsible for management of the entire entertainment facility. We have contracted with JHF Properties, however, to provide the necessary management services after the closing.

     Comedy shows at our clubs generally consist of three per formers: one nationally-known headliner, a featured act and a comic master of ceremonies. Our ticket prices range from $8.00 to $35.00, and are determined by the fees we commit to pay the entertainers. Those fees may on occasion include a percentage of our ticket revenues.

     Entertainers are booked for our clubs by independent booking agents. Most of our bookings at present are made by Top Draw Entertainment. Our relationship with Top Draw is at will. Our fees to Top Draw are based on services provided. As the number of our clubs increases, Rascals should become even more attractive to entertainers due to our ability to offer "block booking."
In a block booking arrangement, we commit to multiple dates at multiple locations in exchange for a reduced fee per show.

     We market our shows through traditional local media: newspaper and radio advertisements, local cable TV commercials, and radio promotions, often involving the performers that will be appearing. In addition, tickets to all of our club locations can be purchased at our Website: www.Rascalscomedyclub.com.

     Hotel-Based Clubs

     In December 2002 we opened the Rascals Comedy Club at the Hilton Hotel in Cherry Hill, New Jersey. It consists of a comedy room with a seating capacity of 308 in which we produce six shows per week. Our plan is to develop more hotel-based clubs, as opportunities and resources become available.

     Our agreements with the hotels which host our clubs allocate to Headliners the responsibility for booking, marketing and producing the comedy shows, and allocate to the hotel the respon-sibility for food and beverage service. Headliners promotes the shows through local media, sells the tickets, and retains 100% of the revenue from ticket sales, from which it pays fees to the entertainers and to the Headliners personnel involved in produc-ing the show. The hotel collects payment for food and beverage service, and is responsible for supervising the kitchen and wait staff, who are hotel employees. The hotel is also responsible for compliance with liquor laws. Our agreements provide for a percentage of food and beverage revenue to be paid by the hotel to Headliners.

     The primary advantage of a hotel-based club for Headliners is the efficiency of initiating the club's operations. Since we are moving into an established facility, we are required to make only the minimal capital investment necessary to outfit the comedy room in Rascals' trademark decor. In addition, since the hotels in which we locate are already known as entertainment locations in their communities (even if only as a restaurant location), the expense incurred in "attracting traffic" to the site is generally not much greater than the expense we incur in promoting shows at our established sites. Our estimate is that our capital commitment to a new hotel-based facility, including the working capital required until the club achieves positive cash flow, will generally not exceed $130,000. Occasionally, however, a particular site will be appropriate for a higher quality build-out, which will require a larger investment. This was the case with our club in Cherry Hill, where we installed cherrywood paneling and a state-of-the-art sound system.

     Rascals Comedy Library

     Between 1985 and 1992 Headliners developed a library of videotapes of the comedy performances at its West Orange club.
The performers on the videotapes include many who achieved stardom: Denis Leary, Drew Carey, Jeff Foxworthy, Rosie O'Donnel l, Tim Allen, Ray Romano and others. In exchange for the opportunity to appear at Rascals Comedy Club, each of these performers signed a release giving Headliners the right to reproduce and market the videotapes. Until 2002 the videotapes were co-owned by Headliners and Rob Perna d/b/a Stand and Deliver. In 2002 we divided the library, with Headliners retaining over 200 hours of performances.

     Our library provides an inventory of raw material which Headliners intends to use to develop products and content in a variety of media. At the same time, although Headliners is not currently adding to its library of videotapes, the ongoing operations of our comedy clubs is a potential source of addi tional valuable media content. A considerable portion of our energies during 2002, therefore, were devoted to developing outlets for marketing Rascals' comedy outside of our clubs. To date, we have relationships established with powerful marketing partners in two media:

     VHS Recordings. In March 2002 we entered into a Memorandum of Understanding with Razor & Tie Direct L.L.C. Razor & Tie is a music producer with a considerable market presence which has had noteworthy success marketing VHS videos. Razor & Tie advanced to Headliners $50,000 in exchange for our agreement to produce two home videos of performances in the Rascals library, which Razor & Tie agreed to market through direct response channels. The agreement provides that, to the extent that direct response marketing was successful, Razor & Tie would then introduce the videos into retail stores. The agreement provides that Razor &
Tie would pay to Headliners and Stand and Deliver 50% of the net profits from sales of the videos. Headliners has given Razor &
Tie a one year exclusive license to market the Rascals library in home video format. Razor & Tie can extend the license to five years by paying Headliners a $200,000 advance, provided that it has introduced at least one Rascals video into retail distribution. In July 2003 Razor & Tie introduced three of our videos into retail distribution.

     Television Pay-Per-View and Video-On-Demand.  In the Fall of
2001 we entered into a marketing agreement with iN-DEMAND L.L.C.
to market up to 12 programs produced by Headliners. IN-DEMAND is the nation's leading provider of pay-per-view and video-on-demand programming, serving over 1,800 affiliated systems with approxi mately 28 million addressable households subscribing. In each of five months in early 2002, iN-DEMAND broadcast on seven or eight occasions a 55 minute program taken from Rascals' library - one new program each month. The agreement provided that approximately
40% of the gross receipts from the broadcasts would be paid to Headliners. The broadcasts were suspended later in 2002, as we negotiated with Stand and Deliver a division of the library. We expect iN-DEMAND to commence broadcasts again in the next few months.

     Employees

     The Company currently employs 86 individuals, of whom 20 are full-time employees. The other 66 employees are primarily hosting staff, wait staff, bartenders, and kitchen employees. Of these11 full-time employees and 63 part-time employees work during the evenings at our Montclair restaurant and club and one full-time employee and three part-time employees work during the performances at our club in Cherry Hill. None of our employees is represented by a union. We believe that our relations with our employees are good.

     Insurance

     As a dispenser of alcoholic beverages, Headliners is subject to state liquor liability ("dram shop") laws. These laws vary from state to state. In general, dram shop laws impose liability on the proprietor of an establishment for damage caused by a customer of the establishment, if the service of alcoholic beverages by the establishment to that customer was a cause of the damage and the establishment service was negligent or other wise culpable. Since alcoholic beverages are served in all of our clubs, it is particularly important that we maintain insurance against liability.

     At the present time, Headliners is insured by a policy which provides $2,000,000 general aggregate liability coverage. as well as a $10,000,000 commercial umbrella policy. The annual premium for our insurance, which includes this liability insurance, is $102,700.

     Properties

     Since February 2004 the executive offices of Headliners Entertainment Group, Inc. have been located in the building in Montclair, New Jersey adjacent to our new restaurant and Rascals Comedy Club. The offices and the restaurant/club facility is leased to us by Rascals Montclair, Inc. for a term ending in 2014. We pay $14,500 and a percentage of our gross receipts as monthly rent. We are also responsible for an allocated portion of the landlord's taxes and operating costs.

     Our space in the Palisades Center is held by our subsidiary, Palisades Comedy LLC pursuant to a ten year lease. Headliners guarantees the obligations of Palisades Comedy LLC under the lease. The lease requires us to pay an annual rental equal to $119,000 (increasing to $132,000 in the sixth year) plus 8% of our gross receipts plus an allocated portion of the landlord's taxes and expenses attributable to common areas.

     Our Cherry Hill comedy club is located in the Hilton Hotel, which provides the comedy room to us free of charge.

     Legal Proceedings

     Rascals International, Inc. v. iCapital Finance Inc., Randall Letcavage and Rosemary Nguyen (Court of Common Pleas, Philadelphia County, Pennsylvania). This action commenced in August 2003. Headliners alleged that the defendants signed investment banking and consulting agreements with Headliners, in which they undertook to perform certain services for Headliners. Headliners further alleges that the defendants failed to perform the services, as a result of which Headliners suffered damages in excess of $1,000,000. The defendants failed to answer the complaint, and a default judgment was entered against them in October 2003. Headliners does not know to what extent, if any, it will be able to enforce the judgment.

     Andrew Freundlich v. Eduardo Rodriguez, Rascals Interna tional, Inc., Robert Jaffe, John Doe and Richard Roe. (Superior Court, Union County, State of New Jersey). The plaintiff claims that moneys are owed to him under the terms of a debenture that Headliners sold to him several years ago. We have included $119,000 in "notes payable" on our balance sheet as our estimate of Headliners' potential liability in this action.



                                MANAGEMENT

     This table identifies our directors and executive officers.
Directors serve until the next annual meeting of shareholders and until their successors are elected and qualify. Officers serve at the pleasure of the Board of Directors.

                                                               Director
Name                  Age      Position with  the Company      Since
------------------------------------------------------------------------
Eduardo Rodriguez       42     Chairman, Chief Executive       1998
                                Officer, Chief Financial
                                Officer
Michael Margolies       76     Vice Chairman,
                                Secretary,                     2001
                                Director
Gary Marks              45      Director                       2000

     Eduardo Rodriguez has served as Chief Executive Officer of
Headliners since 1998. Immediately prior to joining Headliners, Mr. Rodriguez served as President of Lancaster Consultants, Inc., a company involved in financial management and consulting.

     Michael Margolies became Vice Chairman and Secretary of
Headliners in January 2002, after having served on our Board of Directors for the prior year. Since 1998 Mr. Margolies has been employed as Chief Executive Officer of Transportation Logistics Int'l, Inc., which provides logistics and logistic-related services.

     Gary Marks has been affiliated with Roxiticus Ventures, a venture capital group in Bedminster, New Jersey, since February 2004. He is currently a partner of the firm. From 2001 to 2003, Mr. Marks was the Executive Vice President of Sales and Marketing for I.D. Systems, a provider of wireless vehicle tracking, asset management and security systems. From 2000 to 2001 Mr. Marks was Executive Vice President of Sales, Marketing and Business Development for Cybertel, a telecom software start-up business. From 1998 through 2000, Mr. Marks was the Vice President of Marketing and Channels for Dialogic, a subsidiary of Intel. Mr. Marks was a member of the Board of Directors of the Multimedia Telecommunications Association from 1998 to 2001.

     Audit Committee

     The Board of Directors does not have an audit committee financial expert. The Board of Directors has not been able to recruit an audit committee financial expert to join the Board of Directors because of the Company's poor financial condition.

     Code of Ethics

     The Company does not have a written code of ethics applica ble to its executive officers. The Board of Directors has not adopted a written code of ethics because there are so few members of management.
                                    -28-

Executive Compensation

     This table itemizes the compensation we paid to Eduardo Rodriguez, who served as our Chief Executive Officer during 2003, and to Michael Margolies, our Vice Chairman during that year.
There was no other officer whose salary and bonus for services rendered during the year ended December 31, 2003 exceeded $100,000.

                                              Other            Restricted
                         Year     Salary      Compensation     Stock
                                                               Awards
                         ------------------------------------------------------
Eduardo Rodriguez....... 2003  $ 145,228(1) $ 10,800(2)    1,000,000 shares (3)
                         2002     40,000                      10,800(2)
                         2001     74,400                      22,000(2)

Michael Margolies....... 2003  $ 145,228(1)        -       1,000,000 shares(3)
                         2002          0
                         2001          0
                            ______________________


(1) Represents shares acquired in lieu of salary under the Employee Stock Purchase Plan.
(2) Represents paid for health insurance and payments made to supply Mr. Rodriguez with an automobile.
(3) Represents shares issued pursuant to the Restricted Stock
    Grant Program. The shares had a market value of $.70 per share on the date they were granted. The Program provided that the executives' ownership of the shares would vest only if Headliners' achieved specified revenue targets in the five years from 2003 through 2007. In May 2004 the Board of Directors waived the conditions to vesting.


    Employment Agreements; Affiliation Agreement

    In connection with the refinancing of the mortgages on Headliners' two New Jersey restaurant/clubs on December 31, 2001,
Headliners entered into employment agreements with Eduardo
Rodriguez, its Chief Executive Officer, and Michael Margolies, its Vice Chairman and Secretary. The refinancing is described in "Certain Relationships and Related Transactions" below.

     Headliners' employment agreement with Eduardo Rodriguez provides that Mr. Rodriguez will serve as President of Headliners during the term of the agreement, which ends on December 31, 2006. Mr. Rodriguez covenants in the agreement that he will not compete with Headliners for one year after termination of his employment. The agreement further provides that Headliners will pay Mr. Rodriguez an annual salary of $250,000, and will spend up to $12,000 per year to provide him an automobile. In the event of Mr. Rodriguez' death or disability, Headliners commits to pay him or his estate an amount equal to one year's salary.

     Headliners' employment agreement with Michael Margolies provides that Mr. Margolies will serve as Vice Chairman and Secretary during the term of the agreement, which ends on December 31, 2006. Mr. Margolies covenants in the agreement that he will not compete with Headliners for one year after termination of his employment. The agreement further provides that Headliners will pay Mr. Margolies an annual salary of $150,000.
In the event of Mr. Margolies' death or disability, Headliners commits to pay him or his estate an amount equal to one year's salary. In order to induce Mr. Margolies to enter into the agreement, Headliners issued 2,000 shares of common stock to the Margolies Family Trust and 1,000 shares to Mr. Margolies. In September 2002 the Margolies Family Trust and Mr. Margolies surrendered those shares to Headliners.

     At the same time as the employment agreements, an "Affiliation Agreement" was made among Headliners, Mr. Rodriguez and Mr. Margolies. The stated consideration for Headliners' covenants in the Affiliation Agreement was Mr. Margolies' agreement to participate in the refinancing of the New Jersey mortgages. The Affiliation Agreement provides, with respect to both Mr. Rodriguez and Mr. Margolies, that as long as he or his family own one percent of Headliners, he will be nominated at any election of Board members. The Affiliation Agreement further provides that until December 31, 2006 the salary and benefits paid to Mr. Margolies will equal no less than 60% of the salary and benefits paid to Mr. Rodriguez; that Headliners will not issue stock to Mr. Rodriguez or Mr. Margolies or their families without the consent of the other; and that neither Mr. Rodriguez nor Mr. Margolies will sell any Headliners shares without affording the sale opportunity to the other of them.

     Stock Purchase Warrants

     In May 2004 the Board of Directors awarded to each of its officers warrants to purchase Headliners common stock. The warrants permit Mr. Rodriguez to purchase 90,000,000 shares for $.09 per share and Mr. Margolies to purchase 75,000,000 shares for $.09 per share. The warrants expire on June 1, 2006. Mr. Rodriguez assigned his warrants to The Rodriguez Family Trust, and Mr. Margolies assigned his warrants to The Margolies Family Trust.

     Restricted Stock Grant

     On August 5, 2003, Headliners' Board of Directors adopted a Restricted Stock Grant Program (the "Program") pursuant to which 2,000,000 shares of Common Stock were reserved. 1,000,000 of the restricted shares were issued to each of Eduardo Rodriguez and Michael Margolies.

     In May 2004 the Board of Directors waived the restrictions on the shares and permitted them to vest immediately.


     Employee Stock Purchase Plan

     In July 2003 Headliners' Board of Directors adopted the 2003 Employee Stock Purchase Plan. Each employee of Headliners who is either an executive officer or a manager was eligible to participate in the Plan. The Plan permitted participants to purchase Headliners common stock through payroll deductions. The purchase price was 85% of market value. 500,000 shares were included in the Plan, and all have been purchased as follows:
245,750 shares by Eduardo Rodriguez, 245,750 shares by Michael Margolies, and 8,500 share by Headliners' Director of Operations.

     Equity Compensation Plan Information

     The information set forth in the table below regarding equity compensation plans (which include individual compensation arrangements) was determined as of December 31, 2003.


                                                                Number of
                           Number of                            securities
                           securities to be   Weighted          remaining
                           issued upon        average exercise  available
                           exercise of        price of          for future
                           outstanding        outstanding       issuance under
                           options, warrants  options, warrants equity compen-
                           and rights         and rights        sation plans
                           ---------------------------------------------------
Equity compensation plans
 approved by security
 holders..........                0                 --                0


Equity compensation plans
 not approved by security
 holders*....                     0                 --            6,380
                              -----              -----          -------

         Total ..........         0                 --            6,380
                              =====              =====          =======

* Our Board of Directors adopted three equity compensation plans in 2001 and 2002 without shareholder approval. The three plans were identical in their material terms. They permitted the Board to award to employees, directors or consultants (other than consultants whose services to Headliners are related to capital-raising transactions) stock, restricted stock, stock options or performance shares.

Other Transactions Between Headliners and its Management

     Refinance

     On December 31, 2001, the management and affiliates of Headliners completed a refinancing of the mortgages on the properties in West Orange, New Jersey and Ocean Township, New
Jersey on which Rascals Comedy Clubs were located (the "Realty").
The refinanced mortgage loan was a two-year loan in the principal amount of $2,250,000. As a condition to its willingness to complete the refinancing, the mortgagee received personal guarantees of the loan from Michael Margolies and his wife and Eduardo Rodriguez and his wife.

     In order to induce Mr. Margolies and his wife to assist in the refinancing, including giving a personal guarantee of the mortgage loan, Headliners and Mr. Rodriguez entered into the Affiliation Agreement with Mr. Margolies. In addition, Mr. Margolies acquired the greater part of the interest that Mark Magnusson had held in Headliners and all of his interest in the Realty. Specifically:

     * Mr. Magnusson agreed to the assignment of the Realty by Comrest and W.H.R. Realty, two general partnerships comprised of Mr. Magnusson and Eduardo Rodriguez, Headliners President, to Marod Holdings, L.L.C. ("Marod") and Rodmar Holdings, L.L.C. ("Rodmar"). The members of Marod and Rodmar are Mr. Rodriguez' spouse (in trust for their minor children) and the Margolies Family Trust. The Managers of Marod and Rodmar are Messrs. Eduardo Rodriguez and Michael Margolies, who are members of Rascal's Board). In consideration of his agreement to the transfer, the Margolies Family Trust paid Mr. Magnusson $24,000 and promissory notes for $56,000.

     * Headliners, Marod and Rodmar agreed that the leases of the Realty to Rascal's subsidiaries would continue in effect and unchanged.

     * The Margolies Family Trust purchased four thousand shares of Headliners common stock from Mark Magnusson for $96,000.

     * Comrest and W.H.R. Realty, the previous landlords of the Realty, released Headliners from past debts, primarily unpaid rental, totaling approximately $570,000.

     *  Headliners reaffirmed the agreement it had made with Mr.
        Magnusson dated January 24, 2001, and agreed to commence paying Mr. Magnusson $1,500 per week without interest until the debt of $114,000 was satisfied.

     Sale and Lending

     On September 26, 2002 Marod Holdings, LLC sold to Commerce Bank the land and buildings at 425 Pleasant Valley Way in West Orange, New Jersey. D.E.M., Amusements, Inc., a subsidiary of Headliners, by lease from Marod Holdings, carried on the operation of a restaurant and comedy club on those premises. By arrangement with Commerce Bank, D.E.M. Amusements, Inc. continued to carry on that business until June 2003, at which time D.E.M. Amusement's lease for the premises expired.

     Marod utilized a portion of the proceeds of the sale of the West Orange property to reduce the principal amount of the mortgage held by Hudson United Bank on the West Orange premises
as well as on the premises in Ocean.   The mortgage loan
encumbering the properties was reduced from a principal amount of approximately $2,250,000 to a principal amount of approximately $1,250,000. That amount was retired in December 2003 when Rodmar sold the property in Ocean Township, New Jersey where Headliners other club and restaurant complex was located.

     Upon completion of the sale of the West Orange property, Marod Holdings assigned to Rodmar Holdings a beneficial interest in a portion of the proceeds from the sale. Marod Holdings and Rodmar Holdings subsequently loaned to Headliners a total of $659,361. Headliners used the proceeds of the loan primarily to reduce its outstanding payables. The Loan Agreement provided for the sale to each of Rodmar Holdings and Marod Holdings of fifteen thousand shares of Headliners's common stock for a price of $7,500.

     In consideration of the loan, Headliners entered into a Loan Agreement and a Pledge Agreement with Rodmar Holdings and Marod Holdings, and Headliners executed a Promissory Note in favor of Rodmar Holdings and Marod Holdings. The Promissory Note was in the principal amount of $641,204 and bore interest at twelve percent per annum. The Promissory Note called for payment of $25,000 per month, commencing on January 2, 2003, with payment of the unpaid balance of the Note on December 31, 2003. In May 2003 Headliners reduced its obligation under the Promissory Note by $500,000 by issuing 1,000,000 shares of common stock to Rodmar Holdings, LLC. In December 2003 Headliners satisfied the remainder of the obligation on the Promissory Note and other debts to Rodmar Holdings and Marod Holdings by issuing them 1,250,000 shares of common stock.

     The members of Marod Holdings and Rodmar Holdings are the spouse of Eduardo Rodriguez (in trust for their minor children) and the Margolies Family Trust. The Managers of Marod Holdings and Rodmar Holdings are Messrs. Eduardo Rodriguez and Michael Margolies, who are members of Headliners's Board of Directors.

     Rascals Montclair, Inc.

     In June 2003 Headliners' lease for the property in West
Orange, New Jersey on which Headliners operated a club and restaurant terminated. For several months, Headliners' management looked for a location where the club and restaurant could be reopened. However, because of Headliners' lack of capital, landlords were unwilling to rent space to Headliners on favorable terms and contractors were unwilling to extend credit to Headliners for construction of the new facility. Therefore
Eduardo Rodriguez and Michael Margolies, Headliners' officers, organized Rascals Montclair, Inc., which is owned by The
Margolies Family Trust, the Rodriguez Family Trust and Jerry
Pontones, Headliners' Director of Operations.  Rascals Montclair,
Inc. then entered into a lease for space in Montclair, New Jersey and proceeded to develop a replacement for the West Orange club and restaurant. The Montclair club and restaurant opened in June 2004.

     The development of Headliners' financing relationship with Cornell Capital Partners led to a change in the plan for development of the Montclair facility. It had originally been contemplated that Rascals Montclair, Inc. would provide most of the funds needed to build the new facility. However, during 2004 Cornell Capital Partners agreed to advance significant sums to Headliners as loans to be amortized through the put procedure set forth in the Standby Equity Distribution Agreement. With these funds, therefore, Headliners provided most of the cash required to complete the Montclair facility - approximately $1.1 million. The lease for the facility has been kept in the name of Rascals Montclair, Inc. The primary reasons for this are twofold: (1) the difficulty of transferring the liquor licenses from Rascals Montclair, Inc. to Headliners and (2) the concern that creditors of Headliners could attach the assets in Montclair if they were held in Headliners' name. Management expects that if Headliners at some future time is able to achieve sufficient financial stability that creditors' liens are no longer a significant concern, the lease will be assigned to Headliners.

     The sublease from Rascals Montclair, Inc. to Headliners provides that Headliners will pay as rental to Rascals Montclair, Inc. all of the expenses incurred by Rascals Montclair, Inc. as a result of its lease of the premises, as well as $10,000 per month. The monthly surcharge will increase to $14,000 after the Montclair restaurant and club have produced for Headliners net after-tax income totaling $1,100,000 plus 5% per year.



Limitation of Liability and Indemnification

     Our bylaws provide that we will indemnify our directors and officers against liabilities arising from their service as directors and officers. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                          PRINCIPAL SHAREHOLDERS

     The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of the date of this prospectus by the following:

     * each shareholder known by us to own beneficially more than 5% of our common stock;

     *  Eduardo Rodriguez, our Chief Executive Officer

     *  each of our directors; and

     *  all directors and executive officers as a group.

     Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to their shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

     In computing the number of shares beneficially owned by a person and the percent ownership of that person, we include shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days. We do not, however, include these "issuable" shares in the outstanding shares when we compute the percent ownership of any other person.

                           Amount and
                           Nature of
Name and Address           Beneficial          Percentage
of Beneficial Owner(1)     Ownership (2)       of Class
-------------------------------------------------------------------
Eduardo Rodriguez          123,533,404(3)(4)      51.0%

Michael Margolies           78,528,963(4)(5)      33.0%

Gary Marks                     225,750             0.1%

All Officers and Directors
 As a Group (3 persons)        200,010,905(3)(4)  63.1%

Kevin Waltzer                   41,427,000        27.2%
 17 Larkspur Lane
 Newtown, PA 18940
     ____________________________________

(1) Except as noted, the address of all shareholders is c/o Headliners Entertainment Group, Inc., 501 Bloomfield Avenue, Montclair, NJ 07042
(2) All shares are owned of record unless otherwise indicated.
(3) Includes 90,000,000 shares which The Rodriguez Family Trust may purchase upon exercise of currently-exercisable options. The Trustee of the Rodriguez Family Trust is Mr. Rodriguez' spouse, and the beneficiaries of the Trust are Mr. Rodriguez' spouse and children. Also includes 30,000,000 shares owned by Kevin Waltzer, who has has given Mr. Rodriguez an irrevocable proxy to vote his shares at any meeting of shareholders.
(4) The shares beneficially owned by Messrs. Rodriguez and Margolies each include 1,638,606 shares owned of record by Rodmar Holdings, LLC and 638,606 shares owned of record by Marod Holdings, LLC. Mr. Rodriguez and Mr. Margolies are the two Managers of Rodmar and of Marod.
    Mr. Rodriguez' wife owns a 50% interest in Rodmar and a 50% interest in Marod in trust for their minor children. The remaining 50% interest in each LLC is owned by The Margolies Family Trust. The Trustee of the Margolies Family Trust is Mr. Margolies' spouse, and the beneficiaries of the Trust are Mr. Margolies' spouse and children.
(5) Includes 75,000,000 shares which The Margolies Family Trust may purchase upon exercise of currently-exercisable options

                            SELLING SHAREHOLDERS

     The table below lists the selling shareholders and other information regarding the beneficial ownership of our common stock by each of the selling shareholders.

     The selling shareholders acquired the shares that they are offering by means of this prospectus directly from Headliners.
The transactions in which they acquired the shares may be categorized as follows:

     * The shares identified as "Shares Put by Headliners" are those which Headliners may sell to Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement.
     * The shares offered by the two Trusts, if any, will have been acquired by them upon exercise of warrants that were granted by Headliners in consideration of the services of Messrs. Rodriguez and Margolies.
     * Messrs. Rodriguez, Margolies and Marks acquired their shares as compensation for service on behalf of Headliners.
     * JHF Properties LLC acquired its shares as a partial prepayment of Headliners' obligation to fund the development by JHF Properties LLC of an entertainment facility in Hampton Virginia.
     * Mark Magnusson, Drew Magnusson, and Messrs. Whalen and Chason received their shares is settlement of financial obligations that Headliners had toward them.
     * Paul Negroni, XXR Consulting, LLC, Trans Global Industries, Inc., Oceanic Consulting, LLC and Wall Street At Home.com, Inc. received their shares in consideration of consulting services.
     * Kevin Waltzer purchased his shares in July 2004 from Headliners for $.01 per share.
     * The remaining selling shareholders purchased their shares from Headliners in June 2004 for either $.03 or $.02 per share.

                                                                 Shares
                         Shares Owned                            Owned
               -------------------------------   Shares          After Offering
Name           Headliners Per SEDA     Other     Offered         Is Complete
-------------------------------------------------------------------------------
Cornell Capital
 Partners, LP     115,000,000(1)           -            -                   -

The Rodriguez
 Family Trust               -     90,000,000(2)         -                   -

The Margolies
 Family Trust               -     75,000,000(2)         -                   -

Eduardo Rodriguez           -      1,256,192    1,000,000             256,192
Michael Margolies           -      1,251,751    1,000,000             251,751
Gary Marks                  -        225,750      200,000              25,750
JHF Properties, LLC         -      7,000,000    7,000,000                   -
Mark Magnusson              -      2,000,000    2,000,000                   -
Drew Magnusson              -      1,000,000    1,000,000                   -
P.A. Whalen & Company, Inc. -      2,000,000    2,000,000                   -
Stanley Chason              -      2,000,000    2,000,000                   -
Paul Negroni                -      5,900,000    5,900,000                   -
XXR Consulting, Inc.        -      5,000,000    5,000,000                   -
Trans Global Industries,
 Inc.                       -      1,000,000    1,000,000                   -
Oceanic Consulting, LLC     -        600,000      600,000                   -
Wall Street At Home.com,
 Inc.                       -      3,000,000    3,000,000                   -
Kevin Waltzer               -     41,427,000   30,000,000          11,427,000*

               * Will represent 7.5% of the shares now outstanding.

Mark J. Iacono              -      3,333,333    3,333,333                   -
Jerome Giangrasso           -        833,333      833,333                   -
James J. Metzler            -        500,000      500,000                   -
Walter W. Newgeon and
 Elizabeth E. Newgeon       -        666,666      666,666                   -
John L. Pettit              -        166,666      166,666                   -
Roger Paglia                -      3,333,333    3,333,333                   -
David R. Butler and
 Susan M. Butler            -        166,666      166,666                   -
James E. Keith              -      3,333,333    3,333,333                   -
David A. Johnson and
 Debra J. Johnson           -        166,666      166,666                   -
Gary M. Von Bergen and
 Julie A. Von Bergen        -        166,666      166,666                   -
Thomas A. Toole             -      3,750,000    3,750,000                   -
Steven R. Eckert            -        666,666      666,666                   -
Michael A. Pederson         -        166,666      166,666                   -
Rita G. Kessler             -        500,000      500,000                   -
Saul Perlmutter             -      1,333,333    1,333,333                   -
Dennis Krump                -      1,000,000    1,000,000                   -
Robert Anzalone             -        833,333      833,333                   -
Charles L. Daniel DBPP      -        500,000      500,000                   -
Thomas R. Parker            -        833,333      833,000                   -
James Tanaka                -        833,333      833,000                   -
Elton K. Feffer             -        166,666      166,666                   -
R. Kline Ashton             -        833,333      833,333                   -
Mordechai Rubin             -        833,333      833,333                   -
Eric Meyer                  -      1,666,666    1,666,666                   -
Jeffrey D. Halverson        -      2,500,000    2,500,000                   -
Franklin C. Fisher          -      1,250,000    1,250,000                   -
Radiation Specialists of
 Eastern Iowa, P.C.         -      1,250,000    1,250,000                   -
Richard E. Barson           -      1,250,000    1,250,000                   -
Benedict L. Paglia          -      2,000,000    2,000,000                   -
Michael E. Fournier and
 Donna Fournier             -      1,000,000    1,000,000                   -


_______________________________

(1) Represents the maximum number of shares that Headliners may sell to Cornell Capital Partners pursuant to the Standby Equity
     Distribution Agreement.

(2) Represents shares that may be acquired by the Selling Shareholder upon exercise of stock purchase warrants for a price of $.09 per share.

     Standby Equity Distribution Agreement

     On October 8, 2003 Headliners signed an Equity Line of Credit Agreement with Cornell Capital Partners. Headliners issued 290,000 shares to Cornell Capital Partners on that date to compensate it for entering into the Agreement. Headliners also issued 12,000 shares to David Gonzalez, Esq., who serves as legal counsel to Cornell Capital Partners, to compensate Mr. Gonzalez for his services in connection with the preparation and implementation of the Agreement. Finally, Headliners issued 19,231 shares to Newbridge Securities Corp. to compensate it for acting as an advisor to Headliners in connection with the negotiation of the Agreement.

     On June 2, 2004 Headliners and Cornell Capital Partners entered into a Standby Equity Distribution Agreement. The June 2 agreement is substantially identical to the earlier agreement, except that the line of credit was increased from $10,000,000 to $30,000,000.

     The Standby Equity Distribution Agreement provides that during the two years commencing on January 8, 2004 Headliners may demand that Cornell Capital Partners purchase shares of common stock from Headliners. Headliners may make a demand no more than once every seven trading days. The maximum purchase price on each demand is $150,000. The aggregate maximum that Headliners may demand from Cornell Capital Partners is $30,000,000. The number of shares that Cornell Capital Partners will purchase after a demand will be determined by dividing the dollar amount demanded by a per share price. The per share price used will be 98% of the lowest daily volume-weighted average price during the five trading days that follow the date a demand is made by Headliners. Cornell Capital Partners is required by the Agreement to pay each amount demanded by Headliners, unless (a) there is no prospectus available for Cornell Capital Partners to use in reselling the shares, (b) the purchase would result in Cornell Capital Partners owning over 9.9% of Headliners outstanding shares, or (c) the representations made by Headliners in the Agreement prove to be untrue.

     The Standby Equity Distribution Agreement requires that we register the shares for resale by the Cornell Capital Partners. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel in connection with this offering. Cornell Capital Partners will pay the fees and disbursements of its own counsel, as well as any underwriting discounts, selling commissions, and similar expenses relating to the sale of the shares. We have agreed to indemnify Cornell Capital Partners and some of its affiliates against certain liabilities, including liabilities under the Securities Act, in connection with this offering. In turn, Cornell Capital Partners has agreed to indemnify us and our directors and officers, as well as any person who controls us, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors and officers, or persons that control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     To date Headliners has sold a total of 13,815,556 shares to Cornell Capital Partners pursuant to the terms of the Equity Line of Credit Agreement, and received $1,065,000 for those shares.
In addition, Cornell Capital Partners has made loans to Headliners, the remaining balance of which totals $3,625,000.
The loans will be satisfied at a rate of $250,000 per week, by Headliners issuing shares to Cornell Capital Partners under the terms of the Standby Equity Distribution Agreement. The number of shares that will be issued in this way will depend on the market price of our common stock from time to time.

Other Relationships with Headliners Entertainment Group

      Cornell Capital Partners, LP has not had any relationship with Headliners Entertainment Group or its subsidiaries or affiliates within the past three years, other than the relationships created by the Equity Line of Credit Agreement and related lending arrangements described above.

     None of the other selling shareholders had any relationship with Headliners within the past three years other than as an investor, except as follow:

     Eduardo Rodriguez and The Rodriguez Family Trust. Mr. Rodriguez has served as Chairman and Chief Executive Officer of Headliners since 1998. Until 2003 Mr. Rodriguez was a manager of two limited liability companies that leased to subsidiaries of Headliners the properties on which its restaurant/club operations were located. The beneficiaries of The Rodriguez Family Trust are Mr. Rodriguez' spouse and children.

     Michael Margolies and The Margolies Family Trust. Mr. Margolies has served as a member of Headliners' Board of Directors since 2001 and as Vice Chairman since 2002. Until 2003 Mr. Margolies was a manager of two limited liability companies that leased to subsidiaries of Headliners the properties on which its restaurant/club operations were located. The beneficiaries of The Margolies Family Trust are Mr. Margolies' spouse and children.

     Gary Marks has served as a member of the Board of Directors of Headliners since 2000.

     JHF Properties LLC has been involved in a joint venture with Headliners since January 2004, which is described in detail elsewhere in this prospectus. JHF Properties LLC is currently party to three related contracts with Headliners, which contemplate the sale of ten entertainment facilities by JHF Properties and its affiliates to Headliners. One of the agreements also provides for the development of a new entertainment facility in Hampton VA, to be financed by Headliners' contribution of $1,400,000. As an advance against that obligation, Headliners issued to JHF Properties the 7,000,000 shares of common stock that it is offering through this prospectus.

     Mark Magnusson. Mr. Magnusson was an officer and director of Headliners until early in 2001. At that time he resigned and sold part of his shareholdings to Headliners in exchange for a promise of installment payments. Mr. Magnusson was also part owner of the two parcels of realty on which Headliners' West Orange and Ocean clubs were located. On December 31, 2001, Mr. Magnusson sold his interest in that real estate and some Headliners common stock to the family of Michael Margolies. Headliners was in default in its agreement to pay for Mr. Magnusson's stock until December 2003 when it issued 1,000,000 shares of common stock to him in partial satisfaction of that debt. In August 2004 Headliners issued an additional 2,000,000 shares of common stock to Mr. Magnusson in further partial satisfaction of the debt.

     Drew Magnusson. Mr. Magnusson was an officer and director of Headliners until early in 2000. At that time he resigned and sold part of his shareholdings to Headliners in exchange for a promise of installment payments. Headliners was in default in its agreement to pay for Mr. Magnusson's stock until December 2003 when it issued 500,000 shares of common stock to him in partial satisfaction of that debt. In August 2004 Headliners issued an additional 1,000,000 shares of common stock to Mr. Magnusson in further partial satisfaction of the debt.

     P.A. Whalen & Company, Inc. This entity entered into a consulting and marketing contract with Headliners in 2001. In February 2002 Headliners commenced legal action seeking rescission of the contract. P.A. Whalen & Company countersued, demanding damages. The action was settled in July 2004 by Headliners' agreement to issue 2,000,000 shares of common stock to P.A. Whalen & Company.

     Stanley Chason. In the Fall of 2002 Mr. Chason loaned $200,000 to Rascals Cherry Hill, Inc., a subsidiary of Rascals International, Inc. The loan was guaranteed by Rascals International, as well as by its other subsidiaries and its officers, Eduardo Rodriguez and Michael Margolies. When the loan went into default, Mr. Chason commenced legal action and obtained a judgment against Rascals Cherry Hill and the guarantors. In December 2003 Headliners issued 1,000,000 shares to Mr. Chason in partial satisfaction of that judgment debt. In August 2004 Headliners issued an additional 2,000,000 shares to Mr. Chason to fully discharge the judgment.

     Paul Negroni, XXR Consulting, Inc. and Trans Global Industries, Inc. are each party to a consulting agreement with Headliners. The agreements provide that the consultants will offer management and financial consulting services to Headliners. Mr. Negroni's contract terminates on June 30, 2006; XXR's agreement terminates on January 30, 2005; and Trans Global Industries' contract terminates on June 30, 2006. In exchange for the commitment of consulting services, Headliners issued the shares that these selling shareholders are offering in this prospectus.

     Oceanic Consulting, LLC and Wall Street At Home.com, Inc. received the shares they are offering in this prospectus as compensation for introducing to Headliners investors who purchased shares from Headliners in June 2004. In addition, Headliners paid a cash finders fee equal to 13% of the funds received from any investor introduced by one of the finders. The compensation rate was fixed in finders agreements that Headliners made in anticipation of its private offering of common stock.


Plan of Distribution

     The selling shareholders may sell shares from time to time in public transactions, on or off the OTC Bulletin Board, or in private transactions, at prevailing market prices or at privately negotiated prices, including, but not limited to, one or more of the following types of transactions:

     - ordinary brokers' transactions;
     - transactions involving cross or block trades
     - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;
     - "at the market" to or through market makers or into an existing market for our common stock;
     - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
     - through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);
     - in privately negotiated transactions; or
     -  to cover short sales.

     In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. The selling shareholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling shareholders may also sell shares short and deliver the shares to close out the short position.
The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealers of the shares, which the broker-dealer may resell using this prospectus. The selling shareholders may also pledge the shares to a broker-dealer and, upon a default, the broker or dealer may effect sales of the pledged shares using this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts, or concessions from selling shareholders in amounts to be negotiated in connection with the sale. The selling shareholders and any participating brokers or dealers will be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting compensation.

     Information as to whether underwriters whom the selling shareholders may select, or any broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters that the selling shareholders may select or by any broker or dealer acting as principal or agent for the selling shareholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such broker or dealer.

     We have advised the selling shareholders that, during any time when they are engaged in a distribution of the shares, they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

     We will not receive any of the proceeds from the selling shareholders' sale of their common stock.

                            LEGAL MATTERS

     The validity of the common stock which the selling shareholders are selling by means of this prospectus has been passed upon by our counsel, Robert Brantl, Esq., 322 Fourth Street, Brooklyn, New York 11215.

                               EXPERTS

     The financial statements included in this prospectus and in the registration statement have been audited by Rosenberg Rich Baker Berman
& Company P.A., independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                        ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits and schedules, under the Securities Act with respect to the shares to be sold in the offering. This prospectus does not contain all the information set forth in the registration statement. In particular, the statements in this prospectus regarding the contents of contracts, agreements or other documents are not necessarily complete. You can find further information about us in the registration statement and the exhibits and schedules attached to the registration statement. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Commission, which may assist you in understanding our company.

     You may read and copy the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W.,
Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference
Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http://WWW.SEC.GOV.

     We do not currently send annual reports to our shareholders, due to the expense involved. Until our resources permit, we do not expect to send annual reports unless we are soliciting proxies for an annual meeting of shareholders. You may, however, obtain a copy of our annual or our quarterly report to the Commission by writing to us at our executive offices.

                      INDEX TO FINANCIAL STATEMENTS

 I.  Audited Financial Statements for the Years
      Ended December 31, 2003 and 2002

                                                      Pages
Report of Independent Auditors                         F-1

Balance Sheet                                          F-2

Statements of Operations                               F-3

Statements of Stockholders' Deficit                    F-4

Statements of Cash Flows                               F-5

Notes to Financial Statements                          F-7


II.  Unaudited Financial Statements for the Three
      Months Ended March 31, 2004 and 2003

Balance Sheet                                         F-18

Statements of Operations                              F-19

Statements of Cash Flows                              F-20

Notes to Financial Statements                         F-21

                         Independent Auditors' Report

To the Stockholders and Board of Directors of Headliners Entertainment Group, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Headliners Entertainment Group, Inc. and Subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Headliners Entertainment Group, Inc. and Subsidiaries as of December 31, 2003, and the consolidated results of their operations, stockholders' equity (deficit) and their cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming Headliners Entertainment Group, Inc. and Subsidiaries will continue as a going concern. As discussed in Note 1, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 19 to the consolidated financial statements, the accompanying consolidated balance sheet as of December 31, 2003 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended have been restated.


                                   /s/ Rosenberg Rich Baker Berman & Company
                                   -----------------------------------------
                                       Rosenberg Rich Baker Berman & Company


Bridgewater, New Jersey
April 10, 2004, except for Note 19 as
to which the date is August 5, 2004

           Headliners Entertainment Group, Inc. and Subsidiaries
                         Consolidated Balance Sheet
                             December 31, 2003
                               As Restated


            Assets

Current Assets
 Cash (Note 1)                                    $        70
 Prepaid consulting (Note 3)                        1,078,715
 Assets to be disposed of (Note 16)                   186,815
                                                    ---------
 Total Current Assets                               1,265,600
                                                    ---------

Property and equipment, net (Notes 1 and 4)            29,965
Prepaid consulting, net of current portion (Note 3)   651,134
                                                    ---------
 Total Assets                                       1,946,699
                                                    =========

            Liabilities and Stockholders' Deficit

Current Liabilities
 Accounts payable and accrued expenses              1,298,022
 Liabilities to be disposed of (Note 16)              790,742
 Due to officer (Note 8)                               15,143
 Notes payable (Note 5)                               317,000
                                                    ---------
 Total Current Liabilities                          2,420,907
                                                    ---------

Commitments and Contingencies (Note 10)

Stockholders' Deficit
 Common stock, authorized 100,000,000 shares,
  $.001 par value, 10,731,731 shares issued
  and outstanding (Notes 1, 3 and 6)                   10,732
 Additional paid-in capital                         9,263,091
 Accumulated deficit                               (8,628,031)
 Deferred compensation                             (1,120,000)
                                                    ---------
 Total Stockholders' Deficit                         (474,208)
                                                    ---------
 Total Liabilities and Stockholders' Deficit      $ 1,946,699
                                                    =========


See notes to the consolidated financial statements.

         Headliners Entertainment Group, Inc. and Subsidiaries
                 Consolidated Statements of Operations

                                                    Year Ended December 31,
                                                   -------------------------
                                                       2003
                                                   As Restated       2002
                                                   -----------   -----------

Net Sales                                         $   264,317   $    25,119
                                                    ---------     ---------
Costs and Expenses
 Cost of sales                                        145,465        17,807
 Restaurant operating expenses                         70,560         9,295
                                                    ---------     ---------
 Total Costs and Expenses                             216,025        27,102
                                                    ---------     ---------

Gross Profit (Loss)                                    48,292        (1,983)
                                                    ---------     ---------

General and Administrative expenses
 General and administrative expenses                  999,412     1,340,969
 Stock based compensation (Note 3)                  2,399,043       206,867
                                                    ---------     ---------
 Total General and Administrative Expenses          3,398,455     1,547,836
                                                    ---------     ---------
Other Income (Expense)
 Interest expense                                    (167,057)      (23,301)
 Other income                                               -        12,887
 Loss on disposal of fixed assets                      (1,040)            -
                                                    ---------     ---------
 Total Other Expense                                 (168,097)      (10,414)
                                                    ---------     ---------
Loss From Continuing Operations Before Income
 Tax Provision                                     (3,518,260)   (1,560,233)

Provision for Income Taxes (Note 1 and 9)                 436           240
                                                    ---------     ---------
Loss From Continuing Operations                    (3,518,696)   (1,560,473)
                                                    ---------     ---------
Discontinued Operations
 Income from operations of the discontinued
  operations (net of tax effect of $0)                239,947       143,384
 Loss on disposal of operations (net of tax
  effect of $0)                                       (81,321)            -
                                                    ---------     ---------
 Income From Discontinued Operations                  158,626       143,384

Net Loss                                          $(3,360,070)  $(1,417,089)
                                                    =========     =========

Earnings (Loss) Per Share From Continuing
 Operations                                       $     (1.20)  $    (29.80)
Earnings (Loss) Per Share From Discontinued
 Operations                                       $      0.06   $      2.73

Weighted Average Number of Common Shares
 Outstanding                                        2,953,237        52,359



See notes to the consolidated financial statements.

           Headliners Entertainment Group, Inc. and Subsidiaries
          Consolidated Statements of Stockholders' Equity (Deficit)
                                 As Restated


                                                                                               Total
                                 Common Stock      Additional                               Stockholders'
                              -------------------   Paid-in     Accumulated     Deferred       Equity
                              Shares      Amount    Capital      (Deficit)    Compensation   (Deficit)
----------------------------------------------------------------------------------------------------------
Balance - December 31, 2001  15,827,422  $ 15,827  $ 2,439,293  $(3,850,872)   $        -   $ (1,395,752)

Issuance of Common Stock      1,416,700     1,417      110,033            -             -        111,450

Stock Issued for Loan
 Extension                      186,000       186       22,134            -             -         22,320

Stock Issued for Services    11,730,000    11,730      906,342            -             -        918,072

Stock issued for conversion
 of debt and accrued interest   833,334       833      166,667            -             -        167,500

Stock issued for officer
 compensation                   400,000       400        5,200            -             -          5,600

Retroactive effect of 500:1
 reverse common stock split (30,332,669)  (30,332)      30,332            -             -              -

Net Loss                              -         -            -   (1,417,089)            -     (1,417,089)
                             ---------------------------------------------------------------------------
Balance - December 31, 2002      60,787  $     61  $ 3,680,001 $ (5,267,961)   $        -   $ (1,587,899)

Issuance of Common Stock        120,000  $    120  $    59,880 $          -    $        -   $     60,000

Stock Issued for Services     3,279,444     3,279    2,964,501            -             -      2,967,780

Stock issued for conversion
 of debt and accrued
 expenses                     4,771,500     4,772      893,342            -             -        898,114

Stock issued under employee
 stock purchase plan            500,000       500      267,367            -             -        267,867

Stock issued for officer
 compensation                 2,000,000     2,000    1,398,000            -    (1,400,000)             -

Amortization of deferred
 officer compensation                 -         -            -            -       280,000        280,000

Net Loss                              -         -            -   (3,360,070)            -     (3,360,070)
                             ---------------------------------------------------------------------------
Balance - December 31, 2003  10,731,731 $  10,732  $ 9,263,091 $ (8,628,031)  $(1,120,000)   $  (474,208)
                             ===========================================================================



See notes to consolidated financial statements.

             Headliners Entertainment Group, Inc. and Subsidiaries
                     Consolidated Statements of Cash Flows



                                                    Year Ended December 31,
                                                      2003
                                                   As Restated        2002
                                                  -------------   ------------

Cash Flows From Operating Activities
 Continuing Operations
  Loss From Continuing Operations                $ (3,518,260)   $ (1,549,819)
 Adjustments to Reconcile Loss to Net Cash
  Used in Operating Activities
  Depreciation                                         12,188          62,109
  Stock issued for services                         1,154,670         278,292
  Amortization of deferred compensation             1,259,104         206,867
 Decrease (Increase) in Assets
  Deferred charges                                    221,327        (221,327)
  Prepaid expenses                                     10,021          42,289
 Increase (Decrease) in Liabilities
  Accounts payable and accrued expenses               306,762         (74,691)
                                                    ---------       ---------
  Cash (Used in) Continuing Operations               (554,188)     (1,256,280)

 Discontinued Operations
  Income from discontinued operations                 158,626         143,384
 Adjustments to Reconcile Income to Net Cash
  Provided by Operating Activities
  Decrease in net assets of discontinued operations   259,144         357,697
                                                    ---------       ---------
  Cash Provided by Discontinued Operations            417,770         501,081
                                                    ---------       ---------
  Net Cash (Used in) Operating Activities            (136,418)       (755,199)
                                                    ---------       ---------
Cash Flows From Investing Activities
 Purchase of property and equipment                    (4,526)        (40,845)
                                                    ---------       ---------
  Net Cash Used by Investing Activities                (4,526)        (40,845)
                                                    ---------       ---------
Cash Flows From Financing Activities
 Repayment of notes payable                            (2,000)        (51,310)
 Repayment on officer loans                           (38,700)              -
 Proceeds from common stock issued                     60,000         111,450
 Proceeds from related party                           90,639         659,361
 Proceeds from officer                                      -          53,843
                                                    ---------       ---------
  Net Cash Provided by Financing Activities           109,939         773,344
                                                    ---------       ---------
Net Decrease in Cash and Equivalents                  (31,005)        (22,700)

Cash and Equivalents at Beginning of Period            31,075          53,775
                                                    ---------       ---------
Cash and Equivalents at End of Period            $         70    $     31,075
                                                    =========       =========




See notes to consolidated financial statements.
                                                                     -F5-

             Headliners Entertainment Group, Inc. and Subsidiaries
                     Consolidated Statements of Cash Flows



SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

 Cash paid during the year for:
  Interest                                       $  15,357       $          -
  Income taxes                                   $     430       $        480



SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

 During the year ended December 31, 2003, the Company converted a related party debt of $890,459 into common stock.

 During the year ended December 31, 2003, the Company converted
  $16,053 of accrued expenses into common stock.

 During the year ended December 31, 2003, the Company issued
  $2,434,705 for prepaid consulting services. During the year ended December 31, 2002, the Company converted notes payable of $150,000 as well as accrued rest of $17,500 into common stock.





















See notes to consolidated financial statements.

            Headliners Entertainment Group, Inc. and Subsidiaries
                Notes to the Consolidated Financial Statements


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (NOTE 1)

     Basis of Presentation and Business

     Headliners Entertainment Group, Inc. (formerly Rascals International, Inc.) was organized as a Delaware corporation in 1992. It is currently engaged in the business of operating comedy clubs in the State of New Jersey. Each club is owned and operated by one of three subsidiaries of Headliners Entertainment Group, Inc.: Rascals Stage Door Grill, Inc., D.E.M., Inc. and Rascals Cherry Hill, Inc. The club operating under D.E.M., Inc. was closed in 2003.

     These financial statements are presented on a consolidated basis and include the results of operations of the parent corporation, Headliners Entertainment Group, Inc., the three subsidiaries aforementioned, and Rascals Kendall, Inc., a 75%-owned subsidiary which owned and operated a now-closed club in Kendall, Florida.

     The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As reflected in the consolidated financial statements, the Company has incurred recurring net losses from operations, an accumulated deficit, and recurring negative cash flows from operations. Further, at December 31, 2003, current liabilities exceed current assets by $1,155,307 and total liabilities exceed total assets by $474,208. These factors all raise substantial doubt about the ability of the Company to continue as a going concern.

     Management's plan in regard to the going concern issues it to raise capital through the sale of the Company's stock via the equity line of credit that has been established. In addition, the Company is focusing on developing a significant number of clubs to achieve an efficient level of operations.


     Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

     Cash and Cash Equivalents

     Cash equivalents are comprised of certain highly liquid investments with a maturity of three months or less when purchased. At December 31, 2003, the Company had no cash equivalents.

     Inventories

     Inventories consist of food, beverages and supplies. Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market. As of December 31, 2003, inventories of $8,938 are included in assets to be disposed of on the balance sheet.

     Property and Equipment, Depreciation and Amortization

     Property and equipment is presented at cost. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the assets: 5-15 years for Machinery and Equipment and Furniture and Fixtures. Amortization of leasehold improvements is computed utilizing the straight-line method over the lesser of the remaining lease term or the useful life of the leasehold.

            Headliners Entertainment Group, Inc. and Subsidiaries
               Notes to the Consolidated Financial Statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (NOTE 1), Continued

     Advertising

     The Company expenses advertising costs as incurred. Advertising costs for the years ended December 31, 2003 and 2002 were $53,739 and $82,277, respectively.

     Concentrations

     The Company maintains cash balances at financial institutions in New Jersey. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. All cash balances were fully insured at December 31, 2003.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Earnings (Loss) Per Share

     Earnings (Loss) per common share represents the amount of earnings (loss) for the period available to each share of common stock outstanding during the reporting period. Diluted earnings (loss) per share reflects the amount of earnings (loss) for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities into common stock. The computation of diluted earnings (loss) per share does not assume conversion, exercise, or contingent issuance of securities that would have an antidilutive effect on earnings (loss) per share.

     Potential future dilutive securities include 2,200 shares issuable under outstanding warrants as of December 31, 2003.

     Income Taxes

     The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using tax rates and laws expected to be in effect when the differences are expected to reverse. Valuation allowances are provided against deferred tax assets for which it is "more likely than not" the assets will not be realized.

     Revenue Recognition

     Revenue from restaurants are recognized when services are provided. Revenues from the comedy clubs are recognized when the show is performed. The Company is paid by cash or credit card when services are provided, therefore, there are no accounts receivable or allowance for doubtful accounts at the date of these financial statements.

     The Company accounts for revenue from license agreements by amortizing the up-front license fee over the life of the agreement. Revenues from royalties are recognized upon the sale by the licensee with whom the Company has licensing agreements. As of December 31, 2003, the Company did not recognize any revenue from license agreements.

     The Company accounts for the revenue from its VIP Platinum memberships by deferring the up-front fee and recognizing the revenue ratably over the membership term, generally one year. As of December 31, 2003, the Company did not recognize any revenue from its VIP Platinum membership.

           Headliners Entertainment Group, Inc. and Subsidiaries
               Notes to the Consolidated Financial Statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (NOTE 1), Continued

     Stock Based Compensation

     Financial Accounting Statement No. 123 ("SFAS No. 123), Accounting for Stock Based Compensation, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the "disclosure only" alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

     As required by Statement No. 123 the Company accounts for stock issued for services to non-employees by reference to the fair market value of the Company's stock on the date of issuance as it is the more readily determinable value.

     Reclassification

     Certain amounts in the 2002 financial statements have been reclassified to conform with 2003 financial statement presentation. The reclassification had no effect on the net loss reported for the year ended June 30, 2002.

DEFERRED CHARGE (NOTE 2)

     In August 2002, the Company entered into an agreement for their location in Cherry Hill, New Jersey. As part of the agreement the Company was responsible for renovating the existing club. The agreement calls for the owners of the club to reimburse the Company, for their "investment cost" at 10% of monthly beverage revenues generated in the showroom during scheduled shows. The agreement is for five years. This deferred charge is being amortized over the five year period and will be decreased by reimbursement. The collections are being held by the hotel, as Company never fully paid the contractors for the renovation. In 2003, the entire deferred charge was reserved to $0.

PREPAID CONSULTING (NOTE 3)

     The Company issued 3,279,444 fully vested, non- forfeitable shares of common stock to various consultants for services. 2,383,500 of the shares issued were for services that extend into the future and are amortized monthly over the period of the agreement, ranging from one to four years. 895,944 of the shares issued were for services performed in 2003 and were expensed in 2003. All shares issued were valued at the fair market value at the date of the agreement, as there was no readily determinable value for the consulting services provided or to be provided. The Company accounted for the prepaid value of consulting services in accordance with EITF 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees.

            Headliners Entertainment Group, Inc. and Subsidiaries
               Notes to the Consolidated Financial Statements

PROPERTY AND EQUIPMENT (NOTE 4)

     A summary of property and equipment is as follows:

            Machinery and Equipment             $  36,996
            Furniture and Fixtures                 35,525
                                                 --------
            Total                                  72,521
            Less:  Accumulated Depreciation        42,556
                                                 --------
                                                $  29,965
                                                 ========

     Depreciation expense was $12,188 and $54,931 for the years ended December 31, 2003 and 2002, respectively.


NOTES PAYABLE (NOTE 5)

     Notes payable are as follows:

     Note payable, at 16% interest per annum, secured by
     liquor licence on the West Orange, NJ club.  The Note
     is in litigation.  Subsequent to December 31, 2003,
     the liquor license on the West Orange, NJ Club was
     sold for $68,000.  These proceeds were used to
     reduce this note.                                        $ 119,000

     Note payable, at 18% interest.  This note is currently
     in default. In December of 2003, the Company and the
     creditor reached an agreement, whereby, the Company
     issued 1,000,000 common shares to the creditor.  Any
     proceeds the creditor receives from the sale of the
     shares will be applied against the debt.  As of
     December 31, 2003 the creditor did not sell any of
     these shares.                                              198,000
                                                               --------
                    Total                                       317,000

                    Less: current maturities                    317,000
                                                               --------
                    Notes Payable, net of Current Maturities  $       -
                                                               ========


EQUITY LINE OF CREDIT (NOTE 6)

     On October 8, 2003 the Company signed an Equity Line of Credit Agreement with Cornell Capital Partners, LP. The Equity Line of Credit Agreement provides that during the two years commencing January 8, 2004 the Company may demand that Cornell Capital Partners purchase shares of common stock from the Company. The Company may make a demand no more than once every seven trading days. The maximum purchase price on each demand is $150,000. The aggregate maximum that the Company may demand from Cornell Capital Partners is $10,000,000. The number of shares that Cornell Capital Partners will purchase after a demand will be determined by dividing the dollar amount demanded by a per share price. The per share price used will be 98% of the lowest daily volume-weighted average price during the five trading days that follow the date a demand is made by the Company. Cornell Capital Partners is required by the Agreement to pay each amount demanded by the Company, unless (a) there is no prospectus available for Cornell Capital Partners to use in reselling the shares, (b) the purchase would result in Cornell Capital Partners owning over 9.9% of Rascals outstanding shares, or (c) the representations made by the Company in the Agreement prove to be untrue.

             Headliners Entertainment Group, Inc. and Subsidiaries
                 Notes to the Consolidated Financial Statements

CONVERSION OF DUE TO RELATED PARTIES (NOTE 7)

     During the year ended December 31, 2003, payable due to related parties in the amount of $890,459 were converted into 2,280,000 shares of the Company's common stock.

TRANSACTIONS WITH RELATED PARTIES (NOTE 8)

     Facilities Rental

     The companies lease their facilities from two entities owned by the families of the Company's executive officers. Total rent expense to the entities during the years ended December 31, 2003 and 2002 was $114,477 and $312,000, respectively.

     Due to Officer

     The Company has an amount due to officer for $15,643. The note is non-interest bearing and has no repayment terms.

INCOME TAXES (NOTE 9)

     Provision for income taxes consist of the following:

                                                     December 31,
                                                  -----------------
                                                   2003       2002
                                                  ------     ------
            Currently Payable
             Federal                              $    -     $    -
             State                                   436        240
                                                   -----      -----
             Total                                $  436     $  240
                                                   =====      =====

     The components of the Company's deferred tax asset is as follows:


            Federal and State Net Operating Losses  $ 5,072,000
            Deferred Items                               34,000
                                                      ---------
            Totals                                    5,106,000
            Less:  Valuation Allowance               (5,106,000)
                                                      ---------
            Net Deferred Tax Asset                  $         -
                                                      =========

     The Company has net operating loss carryforwards for federal income tax purposes of approximately $12,664,000 of which approximately $2,100,000 expires in 2009, $300,000 in 2010, $700,000 in 2011, $300,000 in 2012,
$1,000,000 in 2018, $1,200,000 in 2019, $1,580,000 in 2020 $354,000 in 2021
$1,224,000 in 2022 and $3,906,000 in 2023. Certain of the net operating losses arose prior to various subsidiaries joining the consolidated group and are therefore limited in there usage only against profits of that particular subsidiary. In addition, a change in ownership has occurred with respect to approximately $4,000,000 of the net operating losses and their usage will be severely restricted under the net operating loss limitations provided in section 383 of the Internal Revenue Code.

     Due to the uncertainty of profitable operations, and the restrictions and limitations on the usage of the Company's net operating losses, a valuation allowance for the full amount of the deferred tax asset has been recorded. At December 31, 2003, the valuation allowance increased $1,500,000 over the preceding period.

     A reconciliation of the federal statutory tax amount to the Company's actual tax amount for the year ended December 31, 2003 and 2002 is as follows:

             Headliners Entertainment Group, Inc. and Subsidiaries
                Notes to the Consolidated Financial Statements

INCOME TAXES (NOTE 9), Continued


                                                       December 31,
                                                  ---------------------
                                                     2003         2002
                                                  ---------    ---------
        Statutory Benefit                        $ 1,500,000   $ 457,000
        Loss for Which No Benefit was Received    (1,470,000)   (433,000)
        Non Deductible Expenses                      (30,000)    (24,000)
                                                   ---------    --------
        Effective Rate                           $         -   $       -
                                                   =========    ========

COMMITMENTS (NOTE 10)

     Leases

     The Company entered into a lease in October 2002 for office space in New Jersey under an operating lease through December 31, 2005. This lease was terminated in 2003, and the Company is currently in negotiations with the former landlord.

     Total non-related party rent expense was $32,867 and $3,941 for the years ended December 31, 2003 and 2002, respectively.

     Financial Consulting Agreements

     In 1999, the Company entered into a five year agreement with a consultant to act as a finder for equity and/or debt financing on the Company's behalf. Terms of the agreement provide the consultant with the following fee schedule:

        5% of the first $1,000,000
        4% of the consideration between $1,000,001 and $2,000,000
        3% of the consideration between $2,000,001 and $3,000,000
        2% of the consideration between $3,000,001 and $4,000,000
        1% of such consideration in excess of $4,000,000

     In addition, the Company issued 100 warrants to purchase the Company's common stock at $1,000 per share and 100 warrants to purchase the Company's common stock at $750 per share for a total fair value of $77,954. The warrants are issued for a 5 year period and vest immediately. The Company recorded amortization of $19,491 and $15,590 in the statement of operations for the years ended December 31, 2003 and 2002, respectively.


DEFERRED INCOME AND CREDITS (NOTE 11)

     The Company sells comedy tickets in advance for certain performances as well as gift certificates. The deferred income recorded by the Company for prepaid tickets and gift certificates was $31,782 at December 31, 2003 and is included in liabilities to be disposed of on the balance sheet.

FAIR VALUE OF FINANCIAL INSTRUMENTS (NOTE 12)

     The carrying amount of cash, inventory, prepaid expenses, accounts payable and deferred income and credits approximates fair value because of the short maturity of these instruments. The fair value of the Company's capital lease obligations approximates its carrying value and is based on the current rates offered to the Company for debt of the same remaining maturities with similar collateral requirements.

             Headliners Entertainment Group, Inc. and Subsidiaries
                Notes to the Consolidated Financial Statements

LIMITATIONS (NOTE 13)

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial statement. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

STOCK BASE COMPENSATION PLANS (NOTE 14)

     In July 2003, the Company's Board of Directors adopted the 2003 Employee Stock Purchase Plan, (the "Plan"). The Plan was established to provide employees with an opportunity to acquire a proprietary interest in the Company through the purchase of stock. The Plan qualifies under Section
423 of the Internal Revenue Code. Eligible employees are able to purchase up to an aggregate 500,000 shares of the Company's common stock at 85% of the lesser of (a) the fair market value on the first date of the purchase period consisting of two calendar weeks, each commencing on a Sunday and ending on a Saturday, or b the fair market value on the purchase date. In accordance with APB opinion No. 25, Accounting for Stock Issued to Employees, the Company did not recognize compensation expense for the difference between the employees' purchase price and the fair value of the stock. During 2003, 208,500 shares were issued at $0.99 and 291,500 shares were issued at $0.16 under the Plan. Had the Company accounted for the Plan under the fair value method of SFAS 123, additional compensation expense of $47,342 would have been recognized.

     Effective December 21, 2001, the Company adopted the 2001 Stock and
Stock Option Plan. During 2002 the Company adopted the 2002 Stock and Stock Option Plan and the 2002 Equity Incentive Plan. The terms of the Plans are substantially identical. Under the Plans the Board of Directors is authorized to grant up to 28,000 shares of common stock to employees, directors or consultants. The grants could be made in the form of outright grants of stock, grants of restricted stock, grants of qualified or non-qualified options or grants of performance shares. Through December 31, 2002 a total of 21,620 shares had been granted under the Plans, all in the form of stock grants. No options have been granted under the Plans.

     A summary of the status of the Company's warrants as of December 31, 2003 and changes during the year then ended is presented below:

                                                       Weighted
                                                        Average
                                         Shares      Exercise Price
                                       ----------    --------------

   Outstanding at beginning of year      2,200         $  193
   Granted                                   -              -
   Exercised                                 -              -
   Expired                                   -              -
                                         -----          -----
   Outstanding at end of year            2,200         $  193
                                         =====          =====

           Headliners Entertainment Group, Inc. and Subsidiaries
              Notes to the Consolidated Financial Statements

STOCK BASE COMPENSATION PLANS (NOTE 14)

     On August 5, 2003, Rascals' Board of Directors adopted a Restricted Stock Grant Program (the "Program") pursuant to which 2,000,000 shares of Common Stock were reserved, in August 2003 the restricted shares were issued. Upon issuance of the restricted shares, deferred compensation, equivalent to the fair value of the shares at the date of grant, was charged to equity and is being amortized over the vesting period. Forfeited shares will return to treasury.

     The shares issued under the Program are subject to the following restrictions:

     1. After 2003 and each of the following four fiscal years (2004 through 2007) one-fifth of the shares granted (the "At-Risk Shares") will be forfeited if Rascals' revenue during the year does not exceed the following thresholds:

        2003 - $ 1,000,000
        2004 - $ 1,500,000
        2005 - $ 2,000,000
        2006 - $ 2,500,000
        2007 - $ 3,000,000

     2. All shares held by a Grantee shall be forfeited if his employment by Rascals and his membership on the Board terminates prior to the date the restrictions lapse.

DISCONTINUED OPERATIONS (NOTE 15)

     During 2003, the Company ceased operations at its West Orange, NJ location. The decision to cease operations was based on the expiration of the lease and the landlord's decision to sell the property. The prior years operating activities of the West Orange, NJ location have been reclassified to discontinued operations in the accompanying Statement of Operations. The discontinued operations generated sales of $1,206,750 and $2,886,483 in 2003 and 2002, respectively, and operating income of $192,436 and $223,080, respectively.

     In November 2003, the Company decided to cease operations at its Ocean, NJ location, effective in the first quarter of 2004. The decision to cease operations was based on the decline in sales and major renovations needed for the building. The prior years operating activities of the Ocean, NJ location have been reclassified to discontinued operations in the accompanying Statement of Operations. The discontinued operations generated sales of $818,853 and $1,238,159 in 2003 and 2002, respectively, an operating loss of $27,062 in 2003 and operating income of $102,423 in 2002.

ASSETS TO BE DISPOSED OF (NOTE 16)

     Assets and liabilities to be disposed of comprise the following at December 31, 2003:

       Liquor licences                         $ 158,105
       Inventories                                 8,938
       Security deposit                            2,500
       Property and equipment                     17,272
                                                 -------
                                               $ 186,815
                                                 =======

       Accounts payable and accrued expenses   $ 758,960
       Deferred income                            31,782
                                                 -------
       Net Deferred Tax Asset                  $ 790,742
                                                 =======

          Headliners Entertainment Group, Inc. and Subsidiaries
              Notes to the Consolidated Financial Statements

NEW ACCOUNTING PRONOUNCEMENTS (NOTE 17)

     Standards Implemented

     In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that statement, SFAS No. 44, Accounting for Intangible Assets of Motor Carriers, and SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This statement amends SFAS No. 13, Accounting for Leases, to eliminate inconsistencies between the required accounting for sales-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions. Also, this statement amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Provisions of SFAS No. 145 related to the rescissions of SFAS No. 4 were effective for the Company on November
1, 2002 and provisions affecting SFAS No. 13 were effective for transactions occurring after May 15, 2002. The adoption of SFAS No. 145 did not have a significant impact on the Company's results of operations or financial position.

     In June 2003, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement covers restructuring type activities beginning with plans initiated after December
31, 2002. Activities covered by this standard that are entered into after that date will be recorded in accordance with provisions of SFAS No. 146.
The adoption of SFAS No. 146 did not have a significant impact on the Company's results of operations or financial position.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, which provides alternative methods of transition for a voluntary change to fair value based method of accounting for stock-based employee compensation as prescribed in SFAS 123, Accounting for Stock-Based Compensation. Additionally, SFAS No. 148 required more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The provisions of this Statement are effective for fiscal years ending after December 15, 2002. The adoption of this statement did not have a significant impact on the Company's results of operations of financial position.

     In April 2003, the FASB issued SFAS Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is effective for contracts entered into or modified after June 30, 2003, except for certain hedging relationships designated after June 30, 2003. Most provisions of this Statement should be applied prospectively. The adoption of this statement did not have a significant impact on the Company's results of operations or financial position.

     In May 2003, the FASB issued SFAS Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities, if applicable. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The adoption of this statement is did not have a significant impact on the Company's results of operations or financial position.

          Headliners Entertainment Group, Inc. and Subsidiaries
              Notes to the Consolidated Financial Statements


NEW ACCOUNTING PRONOUNCEMENTS (NOTE 17), Continued

     In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the air value of obligations assumed under the guarantees and elaborates on existing disclosure requirements related to guarantees and warranties. The recognition requirements are effective for guarantees issued or modified after December 31, 2002 for initial recognition and initial measurement provisions. The adoption of FIN 45 did not have a significant impact on the Company's results of operations or financial position.

     In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 did not have a significant impact on the Company' results of operations or financial position.

SUBSEQUENT EVENTS (NOTE 18)

     In January 2004, the Company entered into an informal arrangement with the owners of a chain of dance clubs ("the owners"), whereby the Company is contributing funds to a joint venture, which is using the funds to develop "mega-entertainment complexes", each consisting of a Rascals Comedy Club and a dance club. Subsequent to December 31, 2003, the Company has contributed $850,000 to the project. The informal agreement with the owners calls for our "mega-entertainment complexes" to be built. The Company will own one-third of the equity in these complexes if it contributes at least $2.9 million to the project.

     Subsequent to December 31, 2003, the Company has sold a total of 7,955,121 shares to Cornell Capital Partners pursuant to the terms of the Equity Line of Credit Agreement, and received $650,000 for those shares. In addition, Cornell Capital Partners has made loans to the Company, the remaining balance of which totals $850,000. The loans will be satisfied at a rate of $50,000 per week by the Company issuing shares to Cornell Capital Partners under the terms of the Equity Line of Credit Agreement. The number of shares that will be issued in this way will depend on the market price of the Company's common stock from time to time.

     From the funds provided by Cornell Capital Partners, Rascals has advanced $825,000 to JHF Properties to fund the development of the four "mega-entertainment complexes" that the Company is developing jointly with JHF Properties.

RESTATEMENT OF PRIOR PERIOD RESULTS (NOTE 19)

     The Company restated its financial statements for the year ended December 31, 2003. The restated financial results reflect errors in its accounting procedures related to equity transactions and intangible assets. Additionally, the Company's financial statements have been amended to reflect the closing of the West Orange, NJ and Ocean, NJ clubs as discontinued operations. The impact of these adjustments on the Company's financial results as originally reported are summarized below:

          Headliners Entertainment Group, Inc. and Subsidiaries
              Notes to the Consolidated Financial Statements


RESTATEMENT OF PRIOR PERIOD RESULTS (NOTE 19), Continued


                                                  Year Ended
                                              December 31, 2003
                                            As Reported  As Restated
                                           --------------------------
            Assets                           1,940,421     1,946,699
            Net Sales                        2,352,800       264,317
            Accumulated deficit             (9,739,578)   (8,628,031)
            Net Loss                        (4,471,617)   (3,360,070)
            Earnings (Loss) Per Share
             From Continuing Operations          (1.51)        (1.20)
            Earnings (Loss) Per Share
             From Discontinued Operations            -          0.06

            Headliners Entertainment Group, Inc. and Subsidiaries
                     Condensed Consolidated Balance Sheet
                               March 31, 2004
                                 As Restated

         Assets

Current Assets
 Inventory                                 $     8,938
 Prepaid consulting                            985,604
 Assets to be disposed of                      127,500
                                             ---------
 Total Current Assets                        1,122,042
                                             ---------

Property and equipment, net                     44,465

Other Assets
 Construction in progress                      544,547
 Investment in limited liability companies     725,000
 Prepaid consulting, net of current portion    423,137
                                             ---------
 Total Other Assets                          1,692,684
                                             ---------
 Total Assets                                2,859,191
                                             =========

         Liabilities and Stockholders' Deficit

Current Liabilities
 Accounts payable and accrued expenses       1,308,139
 Liabilities to be disposed of                 807,964
 Equity line of credit                         850,000
 Due to Rascals Montclair                      167,297
 Notes payable                                 392,000
 Deferred income                                13,312
                                             ---------
 Total Current Liabilities                   3,538,712
                                             ---------
Stockholders' Deficit
 Common stock, authorized 100,000,000
  shares, $.001 par value, 15,179,838
  shares issued and outstanding                 15,180
 Additional paid-in capital                  9,718,913
 Accumulated deficit                        (9,363,614)
 Deferred compensation                      (1,050,000)
                                             ---------
 Total Stockholders' Deficit                  (679,521)
                                             ---------
 Total Liabilities and Stockholders'
  Deficit                                  $ 2,859,191
                                             =========




See notes to the condensed consolidated financial statements.

         Headliners Entertainment Group, Inc. and Subsidiaries
            Condensed Consolidated Statements of Operations


                                                     Three Months Ended
                                                         March 31,
                                                 -------------------------
                                                 As Restated
                                                   2004             2003
                                                 -----------     ---------
Net Sales                                        $   34,551     $  116,410

Costs and Expenses
 Cost of sales                                       18,184         54,795
 Restaurant operating expenses                       27,669        141,037
 Rent expense                                        12,620          7,625
 Depreciation and amortization                        2,772          2,033
                                                   --------       --------
 Total Costs and Expenses                            61,245        205,490

Gross Profit (Loss)                                 (26,694)       (89,080)
                                                   --------       --------
General and Administrative expenses
 General and administrative expenses                301,244         85,188
 Stock based compensation                            70,000         57,917
 Stock issued for consulting services               321,108              -
                                                   --------       --------
 Total General and Administrative Expenses          692,352        143,105
                                                   --------       --------
Other Expenses
 Interest expense                                     9,000            650
                                                   --------       --------
 Total Other Expense                                  9,000            650
                                                   --------       --------

Loss From Continuing Operations                    (728,046)      (232,835)
                                                   --------       --------
Discontinued Operations
 Income (loss) from discontinued operations
  (net of tax effect of $0)                         (24,463)        54,329
 Gain on disposal of operations (net of tax
  effect of $0)                                      16,926              -
                                                   --------       --------
 (Loss) Income From Discontinued Operations          (7,537)        54,329
                                                   --------       --------
Net Loss                                         $ (735,583)    $ (178,506)
                                                   ========       ========
Earnings per share
 Earnings (Loss) Per Share From Continuing
  Operations                                     $    (0.07)    $    (3.22)
 Earnings (Loss) Per Share From Discontinued
  Operations                                     $    (0.01)    $     0.75

Weighted Average Number of Common Shares
 Outstanding                                     11,720,862         72,408


See notes to the condensed consolidated financial statements.

            Headliners Entertainment Group, Inc. and Subsidiaries
              Condensed Consolidated Statements of Cash Flows


                                                     Three Months Ended
                                                          March 31,
                                                  -------------------------
                                                  As Restated
                                                     2004           2003
                                                  -----------    ----------
Cash (Used in) Operating Activities
 Continued Operations                             $ (239,526)   $ (113,286)
 Discontinued Operations                              49,003        78,920
                                                    --------      --------
 Net Cash (Used in) Operating Activities            (190,523)      (34,366)
                                                   ---------      --------
Cash Flows from Investing Activities
 Purchase of investment                             (725,000)            -
 Construction in progress                           (544,547)            -
 Proceeds from sale of liquor license                 60,000             -
                                                   ---------      --------
 Net Cash (Used in) Investing Activities          (1,209,547)            -
                                                   ---------      --------
Cash Flows From Financing Activities
 Borrowings on line of credit                        850,000             -
 Issuance of common stock                            475,000             -
 Proceeds from notes payable                          75,000        31,378
                                                   ---------      --------
 Net Cash Provided by Financing Activities         1,400,000        31,378
                                                   ---------      --------
Net Decrease in Cash and Equivalents                     (70)       (2,988)

Cash and Equivalents at Beginning of Period               70        31,075
                                                   ---------      --------
Cash and Equivalents at End of Period             $        -    $   28,087
                                                   =========      ========



See notes to the condensed consolidated financial statements.

            Headliners Entertainment Group, Inc. and Subsidiaries
           Notes to the Condensed Consolidated Financial Statements
               For the Three Month Period Ended March 31, 2004
                                 (Unaudited)

1.   BASIS OF PRESENTATION

     The accompanying unaudited condensed financial statement have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2004 and 2003 are not necessarily indicative of the results that may be expected for the years ended December 31, 2004 and 2003. The unaudited condensed financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2003.

2.   EQUITY LINE OF CREDIT

     During the quarter ended March 31, 2004, the Company borrowed an aggregate of $1,325,000 against the equity line of credit. Pursuant to the terms of the agreement, the Company repaid $475,000 of the equity line of credit through the issuance of 4,448,107 shares of the Company's shares of common stock. As of March 31, 2004, the outstanding balance on the line of credit was $850,000. Subsequent to March 31, 2004, the Company received a additional $175,000 advance on the equity line of credit.

3.   CONSTRUCTION IN PROGRESS

     During the quarter ended March 31, 2004, Rascals Montclair, a company owned by a board member and the Company's CEO, financed construction costs, aggregating $544,547 for a new Rascals Comedy Club located in Montclair, New Jersey. Through March 31, 2004, the Company repaid Rascals Montclair an aggregate $377,250. The balance due Rascals Montclair at March 31, 2004 of $167,297 is due on demand and bears no interest rate.

4.   INVESTMENT IN LIMITED LIABILITY COMPANIES

     The Company has a 33 1/3% equity interest in 3 limited liability companies. The investment is from an informal arrangement with the owners of a chain of dance clubs ("the owners") whereby, the Company is contributing funds to a joint venture, which is using the funds to develop " mega-entertainment complexes", each consisting of a Rascals Comedy Club and a dance club. Through March 31, 2004, the Company has contributed $725,000 to the project. The informal arrangement with the owners calls for four "mega-entertainment complexes" to be built. The Company will own one-third of the equity in these complexes if it contributes at least $2.9 million to the project. Subsequent to the quarter ended March 31, 2004, the Company contributed an additional $125,000 to the project. Pursuant to the arrangement, in the event that the Company does not contribute at least $2.9 million, they will maintain ownership interest equal to 33 1/3% of three of the locations.

     The investment is being carried at cost because the Company does not exercise significant influence over their operating and financial activities.

            Headliners Entertainment Group, Inc. and Subsidiaries
          Notes to the Condensed Consolidated Financial Statements
              For the Three Month Period Ended March 31, 2004
                                (Unaudited)

5.   EARNINGS (LOSS) PER SHARE

     Earnings (Loss) per common share represents the amount of earnings (loss) for the period available to each share of common stock outstanding during the reporting period. Diluted earnings (loss) per share reflects the amount of earnings (loss) for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities into common stock. The computation of diluted earnings (loss) per share does not assume conversion, exercise, or contingent issuance of securities that would have an antidilutive effect on earnings (loss) per share.

     Potential future dilutive securities include 2,200 shares issuable under outstanding warrants as of March 31, 2004.

6.   SUBSEQUENT EVENT

     Subsequent to the quarter ended March 31, 2004, the Company ceased operations at the Rascals Comedy Club in Ocean, New Jersey. In connection therewith, the Company sold its liquor license with respect to the Ocean, New Jersey club for $285,000, $85,000 in cash and $200,000 in settlement of debt to a note holder of the Company.

7.   RESTATEMENT OF PRIOR PERIOD RESULTS

     The Company restated its financial statements for the quarter ended March 31, 2004. The restated financial results reflect errors in its accounting procedures related to equity transactions and intangible assets. Additionally, the Company's financial statements have been amended to reflect the closing of the West Orange, NJ and Ocean, NJ clubs as discontinued operations. The impact of these adjustments on the Company's financial results as originally reported are summarized below:


                                                  Year Ended
                                              December 31, 2003
                                           ------------------------
                                           As Reported  As Restated
                                           -----------  -----------

     Assets                                2,760,699    2,859,191
     Net Sales                               238,551       34,551
     Accumulated deficit                 (10,487,412)           -
     Net Loss                                      -            -
     Earnings (Loss) Per Share From
      Continuing Operations                    (0.06)       (0.07)
     Earnings (Loss) Per Share From
      Discontinued Operations                      -        (0.01)

         Part II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

     Headliners' By-laws provide that Headliners will indemnify our directors and officers against liabilities arising from their service as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Headliners pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by Headliners of expenses incurred or paid by a Director, officer or controlling person of Headliners in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, Headliners will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Our certificate of incorporation also provides that our directors will not be personally liable to us for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Item 25.  Other Expenses of Issuance and Distributions

     The following are the expenses that Headliners expects to incur in connection with the registration and distribution of the shares being registered. All of these expenses (other than the filing fee) are estimated, and will not be certain until after the registration statement is declared effective. Headliners will pay all of these expenses; the selling shareholders will pay none of them.

      Filing Fee....................... $  6,052
      Accounting fees..................   10,000
      Transfer Agent ..................      500
      Legal fees.......................   10,000
      Printing expenses................      300
      TOTAL............................  $26,852

Item 26.  Recent Sales of Unregistered Securities.

      In January 2002 Headliners issued 3,000 shares of common stock to Michael Margolies. The securities were issued in consideration for Mr. Margolies undertaking to provide management services. The shares were not valued, since they were subsequently surrendered. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Headliners and who was acquiring the shares for his own account. There were no underwriters.

      In January 2002 Headliners issued 1,000 shares of common
stock to The Siriani-Jersey Trust.    The securities were issued
in consideration for satisfaction of a $50,000 promissory note and $25,000 in cash. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Headliners and which was acquiring the shares for its own account. There were no underwriters.

      In March 2002 Headliners issued 1,000 shares of common stock and common stock purchase warrants to Sage Capital
Investments Limited.   The securities were issued in
consideration for satisfaction of a $100,000 debenture. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Headliners and which was acquiring the shares for its own account. There were no underwriters.

      In April 2002 Headliners issued a total of 17,500 shares of common stock to Messrs. Eduardo Rodriguez, Michael Margolies and Gary Marks. The securities were issued in consideration for their undertakings to provide management services. The shares were not valued, since they were subsequently surrendered. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to individuals who had access to detailed information about Headliners and who were acquiring the shares for their own accounts. There were no underwriters.

      In October 2002 Headliners issued 2,000 shares of common stock to Andrew Freundlich. The securities were issued in consideration for a loan extension. The shares were valued at $250 per share, the market price of the shares on the date of issuance. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Headliners and who was acquiring the shares for his own account. There were no underwriters.

      In January 2003 Headliners issued 1,213 shares of common stock to Michael Margolies. The securities were issued in consideration for management services performed by Mr. Margolies. The shares were valued at $4.50 per share, the market price on the date the shares were issued. The sale was exempt pursuant to
Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Headliners and who was acquiring the shares for his own account. There were no underwriters.

      In January 2003 Headliners issued 30,000 shares of common stock to Marod Holdings LLC and Rodmar Holdings, LLC. The securities were issued in consideration for a loan. The shares were valued at $4.50 per share, the market price on the date the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to entities whose executives had access to detailed information about Headliners and which were acquiring the shares for their own accounts. There were no underwriters.

      In May 2003 Headliners issued 1,000,000 shares of common stock to Rodmar Holdings LLC. The securities were issued in consideration for satisfaction of $500,000 due on a promissory note. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Headliners and which was acquiring the shares for its own account. There were no underwriters.

      In June 2003 Headliners issued 275,000 shares of common
stock to iCapital Finance Inc. and Basic Investors Inc.   The
securities were issued in consideration for their undertaking to provide capital-raising services. The shares were valued at $2.00 per share, the market value of the shares on the date they were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to entities whose executives had access to detailed information about Headliners and which were acquiring the shares for their own accounts. There were no underwriters.

      In June 2003 Headliners issued 7,500 shares of common stock to National Financial Comm. Corp. The securities were issued in satisfaction of a $10,000 obligation. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Headliners and which was acquiring the shares for its own account. There were no underwriters.

      In August 2003 Headliners issued 2,000,000 shares of
common stock to Eduardo Rodriguez and Michael Margolies.   The
securities were issued in consideration for their undertaking to provide management services. The shares were valued at $.70 per share, the market value of the shares on the date they were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to individuals who had access to detailed information about Headliners and were acquiring the shares for their own accounts. There were no underwriters.

      In October 2003 Headliners issued 120,000 shares of common stock to Live Oak Capital LLC. The securities were issued in consideration for an undertaking to pay $60,000 for the shares. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Headliners and which was acquiring the shares for its own account. There were no underwriters.

      In October 2003 Headliners issued a total of 321,231 shares of common stock to Cornell Capital Partners, LP, Newbridge Securities Corp., and Butler Gonzalez LLP. The securities were issued to compensate these entities for their roles in completing the Equity Line of Credit Agreement between Cornell Capital Partners and Headliners. The shares were valued at $.35 per share, the market value of the shares on the date they were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to entities whose principals had access to detailed information about Headliners and were acquiring the shares for their own accounts. There were no underwriters.

      In December 2003 Headliners issued 1,000,000 shares of common stock to Stanley Chason. The securities were issued in partial satisfaction of a $265,000 obligation. The amount of the obligation to be satisfied depended on the proceeds to be realized by sale of the shares, and was not known at the time of issuance. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Headliners and was acquiring the shares for his own account. There were no underwriters.

      In December 2003 Headliners issued a total of 1,500,000 shares of common stock to Mark Magnusson and Drew Magnusson. The securities were issued in partial satisfaction of an obligation of approximately $155,000. The amount of the obligation to be satisfied depended on the proceeds to be realized by sale of the shares, and was not known at the time of issuance. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to individuals who had access to detailed information about Headliners and were acquiring the shares for their own accounts. There were no underwriters.

      In December 2003 Headliners issued a total of 1,250,000 shares of common stock to Rodmar Holdings LLC and Marod Holdings LLC. The securities were issued in satisfaction of an obligation of approximately $300,000. The sale was exempt pursuant to
Section 4(2) of the Act since the sale was not made in a public offering and was made to entities whose executives had access to detailed information about Headliners and which were acquiring the shares for their own accounts. There were no underwriters.

      From January 2004 through May 2004 Headliners sold a total of 13,815,556 shares of common stock to Cornell Capital Partners, LP. The shares were sold for $1,065,000 cash. The sales were exempt pursuant to Section 4(2) of the Act since the sales were not made in a public offering and were made to an entity whose executives had access to detailed information about Headliners and which was acquiring the shares for its own account. There were no underwriters.

      In May 2004 Headliners sold 2,542,373 shares of common stock to Jeff D. Halverson. The shares were sold for $50,000 cash. The sale was exempt pursuant to Section 4(2) of the Act and Rule 506 promulgated thereunder since the sale was not made in a public offering and was made to an individual who had access to detailed information about Headliners and who was acquiring the shares for his own accounts. There were no underwriters.

      In May 2004 Headliners issued 5,900,000 shares of common
stock to Brett Salter.   The securities were issued in
consideration for his undertaking to provide financial and management consulting services to Headliners through the six year term of the agreement. The shares were valued at $.09 per share, the market value of the shares on the date they were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to entities whose executives had access to detailed information about Headliners and which were acquiring the shares for their own accounts. There were no underwriters.

      In June 2004 Headliners issued a total of 33,290,951 shares of common stock to 29 individual investors. The shares were sold for $932,500 cash. The sales were exempt pursuant to
Section 4(2) of the Act and Rule 506 promulgated thereunder since the sales were not made in a public offering and were made to individual who had access to detailed information about Headliners and who were acquiring the shares for their own accounts. There were no underwriters.

      In June 2004 Headliners issued 7,000,000 shares of common stock to JHF Properties, LLC. The shares were issued as an advance payment of Headliners' obligation to pay $1,400,000 to JHF Properties to develop an entertainment facility. The shares will be valued at the amount realized by JHF Properties when the shares are sold. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Headliners and which was acquiring the shares for its own account. There were no underwriters.

      In July 2004 Headliners sold 30,000,000 shares of common stock to Kevin Waltzer. The shares were sold for $500,000 cash. The sale was exempt pursuant to Section 4(2) of the Act and Rule 506 promulgated thereunder since the sale was not made in a public offering and was made to an individual who had access to detailed information about Headliners and who was acquiring the shares for his own accounts. There were no underwriters.

      In July 2004 Headliners issued a total of 3,600,000 shares of common stock to Wall Street At Home.com, Inc. and Oceanic Consulting LLC. The shares were issued in consideration for their services as finders who introduced investors to Headliners. The shares were valued at $.08 per share, the market value of the shares on the date they were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to entities whose executives had access to detailed information about Headliners and which were acquiring the shares for their own accounts. There were no underwriters.

      In August 2004 Headliners issued a total of 11,900,000 shares of common stock to Paul Negroni, XXR Consulting, Inc. and Trans Global Industries, Inc. The securities were issued in consideration for their undertaking to provide financial and management consulting services. The shares were valued at $.06 per share, the market value of the shares on the date they were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to entities whose executives had access to detailed information about Headliners and which were acquiring the shares for their own accounts. There were no underwriters.

      In August 2004 Headliners issued 2,000,000 shares of common stock to Stanley Chason. The securities were issued in partial satisfaction of a $265,000 obligation. The shares were valued at $.06, the market value of the shares on the date they were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Headliners and was acquiring the shares for his own account. There were no underwriters.

      In August 2004 Headliners issued a total of 3,000,000 shares of common stock to Mark Magnusson and Drew Magnusson. The securities were issued in partial satisfaction of an obligation of approximately $155,000. The amount of the obligation to be satisfied depended on the proceeds to be realized by sale of the shares, and was not known at the time of issuance. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to individuals who had access to detailed information about Headliners and were acquiring the shares for their own accounts. There were no underwriters.

Item 27.  Exhibits and Financial Statement Schedules

       Exhibits

3-a    Articles of Incorporation, as amended on May 6, 1993 and
       August 9, 1999. (1)

3-a(1) Certificate of Amendment to Articles of Incorporation dated March 17, 2003 - filed as an exhibit to the Quarterly Report on Form 10-QSB for the period ended March 31, 2003 and incorporated herein by reference.

3-1(2) Certificate of Amendment to Articles of Incorporation dated May 24, 2004 - filed as an exhibit to the Current
       Report on Form 8-K dated June 1, 2004 and incorporated herein by reference.

3-b    By-laws. (1)

5      Opinion of Robert Brantl, Esq.

10-a   Affiliation Agreement dated December 31, 2001 among
       Headliners Entertainment Group, Inc., Edward Rodriguez and
       Michael Margolies. (2)

10-b   Employment Agreement - Michael Margolies dated January 1,
       2002. (2)

10-c   Employment Agreement - Eduardo Rodriguez dated January 1,
       2002. (2)

10-d   Common Stock Purchase Warrant dated May 21, 2004 issued to
       The Rodriguez Family Trust - previously filed

10-e   Common Stock Purchase Warrant dated May 21, 2004 issued to
       The Margolies Family Trust - previously filed

10-f   Standby Equity Distribution Agreement with Cornell Capital
       Partners dated June 2, 2004.

10-g   Project Acquisition Agreement dated June 23, 2004 among
       Headliners Entertainment Group, Inc., Paul Butler and JHF
       Properties, LLC. (3)

10-h   Properties Acquisition Agreement - Butler dated June 23,
       2004 among Headliners Entertainment Group, Inc., Paul
       Butler and JHF Properties, LLC. (3)

10-i   Properties Acquisition Agreement - Field dated June 23,
       2004 among Headliners Entertainment Group, Inc., Jon Field and JHF Properties, LLC. (3)

10-j   Shopping Center Lease dated November 28, 2003 between
       Eklecco LLC and Palisades Comedy LLC d/b/a Rascals Comedy
       Club for premises in the Palisades Center, West Nyack, NY.

10-k   Trademark, Intellectual Property and Know-How License
       Agreement between Rascals International, Inc. and Roth
       Corporation relating to club at 360-366 Marin Boulevard, Jersey City, New Jersey 07305

10-l   Sublease dated July 1, 2004 between Rascals Montclair,
       Inc. and Headliners Entertainment Group, Inc. for premises at 499 and 501 Bloomfield Avenue, Montclair, NJ.

21     Subsidiaries -   Rascals Comedy Club Stage Door Grill, Inc.
                        D.E.M. Amusements, Inc.
                        Rascals Cherry Hill, Inc.
                        Palisades Comedy LLC

23-a.  Consent of Rosenberg Rich Baker Berman & Company, P.A.

23-b   Consent of Robert Brantl, Esq. is contained in his
       opinion.
_____________________________

(1) Filed as an exhibit to the Company's Registration Statement on Form 10-SB and incorporated herein by reference.
(2) Filed as an exhibit to the Company's Current Report on Form 8-K dated December 31, 2001 and incorporated herein by reference.
(3) Filed as an exhibit to the Company's Current Report on Form 8-K dated June 24, 2004 and incorporated herein by reference.

Item 28.  Undertakings

     See Item 24 for the undertaking regarding the indemnification of officers, directors and controlling persons.

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, post-effective amendments to this registration statement to:

         (i)  Include any prospectus required by Section
              10(a)(3) of the Securities Act of 1933;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                               SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, Headliners Entertainment Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the Town of Montclair and the State of New Jersey on the 9th day of August, 2004.

                       Headliners Entertainment Group, Inc.


                       By: /s/Eduardo Rodriguez
                           -----------------------------------
                           Eduardo Rodriguez, Chairman


          In accordance with to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities stated on August 9, 2004.



/s/Eduardo Rodriguez
--------------------------------------
Eduardo Rodriguez
President (Chief Executive Officer,
Chief Financial Officer, Chief Accounting Officer),
Director


-------------------------------------- Director
Gary Marks



/s/Michael Margolies
--------------------
Michael Margolies
Director